UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
BONE CARE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
Common Stock, no par value, of Bone Care International, Inc. (“Common Stock”)

2)	Aggregate number of securities to which transaction applies:
20,208,637 shares of Common Stock
2,035,762 shares of Common Stock for issuance pursuant to options with exercise prices below $33.00
115,000 shares of Common Stock for issuance pursuant to restricted stock unit awards

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of:
(A) 20,208,637 shares of Common Stock multiplied by $33.00 per share; (B) 115,000 rights to receive Common Stock pursuant to restricted stock unit awards multiplied by $33.00 per share; and (C) options to purchase 2,035,762 shares of Common Stock with exercise prices below $33.00 multiplied by $18.26274 per share (which is the difference between $33.00 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001177 by the sum of the preceding sentence.

4)	Proposed maximum aggregate value of transaction:
$707,858,614

5)	Total fee paid:
$83,315

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Preliminary Copy
Bone Care International, Inc.
1600 Aspen Commons
Middleton, Wisconsin 53562
(608) 662-7800
[ •  ], 2005
Dear Shareholder:
      On May 4, 2005, we entered into a merger agreement providing for the acquisition of Bone Care International, Inc. by Genzyme Corporation. If the merger is completed, you will be entitled to receive $33.00 in cash for each share of our common stock that you own. A copy of the merger agreement is attached as Appendix A to the proxy statement that accompanies this letter.
      You are invited to attend a special meeting of shareholders of Bone Care to be held on [ •  ], 2005, at [ •  ]:00 a.m., local time, at [ •  ], at which you will be asked to approve the merger agreement. The affirmative vote of 60% of the shares of our common stock outstanding on [ •  ], 2005, the record date for the special meeting, is required to approve the merger agreement.
      Our board of directors has unanimously approved and adopted the merger agreement and the transactions it contemplates, including the merger, and has unanimously determined that the merger agreement and the transactions it contemplates, including the merger, are advisable to, fair to, and in the best interests of Bone Care and its shareholders. Accordingly, the board of directors recommends a vote “FOR” approval of the merger agreement.
      The proxy statement includes detailed information about the merger agreement. We urge you to read carefully the entire proxy statement, including the merger agreement and Citigroup Global Markets Inc.’s written opinion letter.
      It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. You may vote by completing and mailing the enclosed proxy card. Voting by written proxy will ensure your shares are represented at the special meeting.
      If you have any questions or require assistance voting your shares, please call D.F. King & Co., Inc., toll free at [ •  ].

Sincerely,

President and Chief Executive Officer
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction, or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.
      This letter and the accompanying materials, including the proxy statement for the special meeting, are first being mailed to shareholders on or about [ •  ], 2005.

Bone Care International, Inc.
1600 Aspen Commons
Middleton, Wisconsin 53562
(608) 662-7800
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [ •  ], 2005
       A special meeting of shareholders of Bone Care International, Inc. (“Bone Care”) will be held on [ •  ], 2005, at [ •  ]:00 a.m., local time, at [ •  ], for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 4, 2005, among Genzyme Corporation (“Genzyme”), Macbeth Corporation, a newly-formed wholly-owned subsidiary of Genzyme (“Macbeth”), and Bone Care, which provides for the merger of Macbeth with and into Bone Care and the conversion of each outstanding share of common stock of Bone Care (other than shares held by Bone Care or by Genzyme or any of its subsidiaries) into the right to receive $33.00 in cash, without interest; and

2.	To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
      Only shareholders of record at the close of business on [ •  ], 2005 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. The approval of the merger agreement requires the affirmative vote of 60% of the outstanding shares of our common stock.
      The merger agreement and the transactions it contemplates are described in the accompanying proxy statement. A copy of the merger agreement is attached as Appendix A to the proxy statement.

By Order of Our Board of Directors,

President and Chief Executive Officer
Middleton, Wisconsin
[ •  ], 2005
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
          PLEASE DO NOT SEND YOUR BONE CARE COMMON STOCK CERTIFICATES TO US AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING SURRENDER OF YOUR CERTIFICATES.
          WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING THE INSTRUCTIONS SET FORTH ON PAGE [ •  ] OF THE ACCOMPANYING PROXY STATEMENT. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
SUMMARY
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
PARTIES INVOLVED IN THE PROPOSED TRANSACTION
THE SPECIAL MEETING
General
Record Date and Voting Information
Proxies and Revocation of Proxies
Expenses of Proxy Solicitation
Householding
Adjournments
Attending the Special Meeting
THE MERGER
Background of the Merger
Reasons for the Merger
Opinion of Citigroup Global Markets Inc.
Interests of Our Directors and Executive Officers in the Merger
Amendment to Rights Agreement
Federal Regulatory Matters
Material U.S. Federal Income Tax Consequences
No Dissenters’ Rights
THE MERGER AGREEMENT
Structure of the Merger
Effective Time
Merger Consideration
Exchange of Our Share Certificates
Lost Certificates
Treatment of Our Stock Options and Restricted Stock Units
Treatment of Our Benefits and Other Employee Matters
Covenants Under the Merger Agreement
Representations and Warranties
Conditions to the Merger
Termination of the Merger Agreement
No Relief from Liability for Willful Breach
Amendments and Waivers
Delisting of Our Shares of Common Stock
Regulatory Matters
MARKETS AND MARKET PRICE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
FUTURE SHAREHOLDER PROPOSALS
WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

Proxy Statement

Questions and Answers about the Special Meeting and the Merger	1
Summary	5
Cautionary Statement Concerning Forward-Looking Information	9
Parties Involved in the Proposed Transaction	9
The Special Meeting	10
General	10
Record Date and Voting Information	10
Quorum	11
Required Vote	11
Proxies and Revocation of Proxies	11
Expenses of Proxy Solicitation	12
Householding	12
Adjournments	12
Attending the Special Meeting	12
The Merger	12
Background of the Merger	12
Reasons for the Merger	15
Recommendation of Our Board of Directors	17
Opinion of Citigroup Global Markets Inc.	17
Interests of Our Directors and Executive Officers in the Merger	23
Amendment to Rights Agreement	26
Federal Regulatory Matters	26
Material U.S. Federal Income Tax Consequences	26
No Dissenters’ Rights	27
The Merger Agreement	27
Structure of the Merger	28
Effective Time	28
Merger Consideration	28
Exchange of Our Share Certificates	28
Lost Certificates	29
Treatment of Our Stock Options and Restricted Stock Units	29
Treatment of Our Benefits and Other Employee Matters	30
Covenants Under the Merge Agreement	30
Representations and Warranties	33
Conditions to the Merger	34
Termination of the Merger Agreement	35
Termination Fees and Expenses	36
No Relief from Liability for Willful Breach	37
Amendments and Waivers	37
Delisting of Our Shares of Common Stock	37
Regulatory Matters	37
Markets and Market Price	38
Security Ownership of Certain Beneficial Owners and Management	39
Future Shareholder Proposals	40
Where Shareholders Can Find More Information	41

Appendix A	Agreement and Plan of Merger, dated as of May 4, 2005, among Genzyme Corporation, Macbeth Corporation and Bone Care International, Inc.

Appendix B	Opinion of Citigroup Global Markets Inc., dated May 4, 2005

Bone Care International, Inc.
1600 Aspen Commons
Middleton, Wisconsin 53562
(608) 662-7800
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
      The following questions and answers briefly address some questions you may have about the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of Bone Care. Please refer to the more detailed information contained elsewhere in this proxy statement and the appendices to this proxy statement. In this proxy statement, the terms “we,” “us,” “our” and “Bone Care” refer to Bone Care International, Inc., the term “Genzyme” refers to Genzyme Corporation and the term “Macbeth” refers to Macbeth Corporation, a newly-formed wholly-owned subsidiary of Genzyme.
The Merger

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Bone Care by Genzyme pursuant to an Agreement and Plan of Merger, dated as of May 4, 2005, among Genzyme, Macbeth and Bone Care. If the merger agreement is approved by our shareholders and the other closing conditions contained in the merger agreement are satisfied or waived, Bone Care will become a wholly-owned subsidiary of Genzyme.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $33.00 in cash, without interest, for each share of our common stock that you own at the effective time of the merger.

Q:	Why is the Bone Care board of directors recommending approval of the merger agreement?

A:	Our board of directors has unanimously approved and adopted the merger agreement and the transactions it contemplates, including the merger, and has unanimously determined that the merger agreement and the transactions it contemplates, including the merger, are advisable to, fair to, and in the best interests of Bone Care and its shareholders. See “The Merger — Recommendation of Our Board of Directors” for a more complete discussion of why the board is recommending approval of the merger agreement.

Q:	Is the merger subject to the satisfaction of any conditions?

A:	Yes. Before the merger can be completed, a number of conditions must be satisfied or waived. These conditions include, among others, obtaining shareholder approval, the satisfaction of necessary regulatory requirements and the absence of pending litigation brought by a governmental entity to restrain the merger. See “The Merger Agreement — Conditions to the Merger” for a more complete discussion of the conditions to the merger. If these conditions are not satisfied or waived, the merger will not be completed even if our shareholders vote to approve the merger agreement.

Q:	When do you expect the merger to be completed?

A:	If the merger agreement is approved at the special meeting and the other conditions to the merger have been satisfied or waived, we expect the merger to be completed promptly after the special meeting. Nevertheless, we cannot assure you that this will occur.

Q:	What are the U.S. federal income tax consequences of the merger to Bone Care shareholders?

A:	Generally, the merger will be taxable to shareholders for U.S. federal income tax purposes. A holder of our common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our common stock surrendered. See “The Merger — Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	Should I send in my stock certificates now?

A:	No. A description of how to surrender your shares for payment if the merger is completed follows this question. Do not send any stock certificates with your proxy.

Q:	If the merger is completed, how will I receive payment for my shares?

A.:	If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to the bank or trust company selected to act as paying agent in connection with the merger. You will receive payment for your shares from the paying agent after you comply with these instructions. If your shares of our common stock are held for you in “street name” by your broker, you should receive instructions from your broker as to how to surrender these shares and receive payment for them.

Q:	Are dissenters’ rights available?

A:	No. You will not be entitled to exercise dissenters’ rights with respect to the merger.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact [ • ]. You may also contact D.F. King & Co., Inc., toll free at [ • ].

The Special Meeting

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because our records indicate that you own shares of our common stock. Our board of directors is providing these proxy materials to give you information for use in determining how to vote your shares at the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders will be held on [ • ], 2005, at [ • ]:00 a.m., local time, at [ • ].

Q:	On what am I being asked to vote?

A:	You are being asked to vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 4, 2005, among Genzyme, Macbeth and Bone Care, which provides for the merger of Macbeth with and into Bone Care and the conversion of each outstanding share of our common stock (other than shares held by Bone Care or by Genzyme or any of its subsidiaries) into the right to receive $33.00 in cash, without interest.

Q:	Who is entitled to vote?

A:	Only shareholders who hold shares of our common stock at the close of business on [ • ], 2005 are entitled to vote at the special meeting. Shareholders will be entitled to one vote for each full share held.

Q:	What vote is required to approve the merger agreement?

A:	In order to approve the merger agreement, shareholders holding at least 60% of the shares of our common stock outstanding on [ • ], 2005 must vote “FOR” approval of the merger agreement.

Q:	How do I vote my shares of Bone Care common stock?

A:	Before you vote, you should carefully read and consider the information contained in this proxy statement, including the appendices. You should also determine whether you hold your shares of our common stock directly in your name as a registered shareholder or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. If you are a registered holder of our common stock, you may vote in any of the following ways:

• in person at the special meeting — complete and sign the enclosed proxy card and bring it and evidence of your stock ownership to the special meeting; or

• by mail — complete, sign and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible to Bone Care International, Inc., c/o [ • ].

If you are not a registered holder of our shares of common stock (which for purposes of this proxy statement means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to vote by mail and whether you will be able to vote by telephone or over the Internet.

Q:	What happens if I sign and return my proxy card but I do not indicate how to vote?

A:	If you properly sign and return your proxy card, but do not include instructions on how to vote, your shares of our common stock will be voted “FOR” approval of the merger agreement. Our management does not currently expect that any other proposals will be considered at the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:	What happens if I abstain from voting on the proposal?

A:	If you return your proxy card with instructions to abstain from voting on the proposal to approve the merger agreement, your shares will be counted for determining whether a quorum is present at the special meeting and will have the effect of a vote “AGAINST” the proposal to approve the merger agreement.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the effect of a vote “AGAINST” the proposal to approve the merger agreement.

Q:	May I change my vote after I have voted?

A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of our common stock, you can do this in any of the following ways:

• by sending a written notice to [ • ] to the address specified below stating that you would like to revoke your proxy;

• by completing and submitting a new, later-dated proxy card by mail to the address specified below; or

• by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to [ • ].

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of our common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Matters Pertaining to Directors, Executive Officers and Employees

Q:	How will the merger affect options to acquire Bone Care common stock?

A:	If the merger is completed, each outstanding stock option granted under a Bone Care stock option or stock incentive plan will become exercisable in full and then cancelled and the holder will be entitled to receive a cash payment, net of applicable taxes, in an amount equal to the product of:

• the excess, if any, of $33.00 (or, if higher and required pursuant to the terms of the applicable plan, the closing price of our common stock on the date the merger is completed) over the exercise price of the option; and

• the number of shares then subject to the option.

Q:	How will the merger affect Bone Care restricted stock unit awards?

A:	If the merger is completed, each outstanding restricted stock unit award granted under a Bone Care stock incentive plan will be cancelled and the holder will be entitled to receive a cash payment, net of applicable taxes, in an amount equal to the product of:

• $33.00 (or, if higher, the closing price of our common stock on the date the merger is consummated); and

• the number of shares then subject to the restricted stock unit award.

Q:	What are the consequences of the merger to the members of our board of directors and our executive officers?

A:	Like all other shareholders, the members of our board of directors and our executive officers will be entitled to receive $33.00 per share in cash for each of their shares of our common stock. The members of our board of directors and our executive officers will be entitled to receive the payments described above with respect to any stock options or restricted stock unit awards they hold. See “The Merger — Interests of Our Directors and Officers in the Merger” for a more complete discussion of the payments that the members of our board of directors and our executive officers will receive for their stock, stock options and restricted stock unit awards, as well as a discussion of other interests that they have in the merger.

SUMMARY
      The following summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this proxy statement, including the appendices.
The Parties Involved in the Merger (Page [ •  ])
      We are a specialty pharmaceutical company engaged in the discovery, development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Our current commercial and therapeutic focus is in nephrology, utilizing Hectorol®, a novel vitamin D hormone therapy, to treat secondary hyperparathyroidism in patients with moderate to severe chronic kidney disease and end-stage renal disease. In addition to chronic kidney disease and end-stage renal disease, we are developing vitamin D hormone therapies to treat hyperproliferative disorders such as cancer and psoriasis.
      Genzyme is a global biotechnology company dedicated to making a major impact on the lives of people with serious diseases. Genzyme’s broad product and service portfolio is focused on rare genetic disorders, renal disease, orthopaedics, organ transplant, and diagnostic and predictive testing. Genzyme’s Renal business unit develops, manufactures and distributes products that treat patients suffering from renal diseases, including chronic renal failure.
      Macbeth Corporation is a newly-formed Wisconsin corporation and wholly-owned subsidiary of Genzyme. Macbeth was organized for the purpose of entering into the merger agreement and completing the merger and the other transactions it contemplates. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.
The Special Meeting (Page [ •  ])

Time, Place and Date (Page [ • ])
      The special meeting will be held on [ •  ], 2005, at [ •  ]:00 a.m., local time, at [ •  ].

Purpose (Page [ • ])
      The special meeting is being held to vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 4, 2005, among Genzyme, Macbeth and Bone Care, which provides for the merger of Macbeth with and into Bone Care and the conversion of each outstanding share of common stock of Bone Care (other than shares held by Bone Care or by Genzyme or any of its subsidiaries) into the right to receive $33.00 in cash, without interest.
      The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Voting (Page [ • ])
      Only shareholders who hold shares of our common stock at the close of business on [ •  ], 2005 will be entitled to vote at the special meeting. Each share of our common stock outstanding on [ •  ], 2005 will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of [ •  ], 2005, there were [ •  ] shares of our common stock outstanding.

Required Vote (Page [ • ])
      In order to approve the merger agreement, shareholders holding at least 60% of the shares of our common stock outstanding on [ •  ], 2005 must vote “FOR” approval of the merger agreement.

Share Ownership of Directors and Executive Officers (Page [ • ])
      As of [ •  ], 2005, our directors and executive officers held and are entitled to vote, in the aggregate, [ •  ] shares of our common stock, representing approximately [ •  ]% of the outstanding shares of our common stock. The directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” approval of the merger agreement.

Our Shareholders Will Receive $33.00 in Cash, Without Interest, For Each Share of Our Common Stock They Own (Page [ • ])
      Upon the completion of the merger, each issued and outstanding share of our common stock, other than shares held by us or Genzyme or its subsidiaries, will be converted into the right to receive $33.00 in cash, without interest.
Recommendation of Our Board of Directors (Page [ •  ])
      Our board of directors has unanimously approved and adopted the merger agreement and the transactions it contemplates, including the merger, and has unanimously determined that the merger agreement and the transactions it contemplates, including the merger, are advisable to, fair to, and in the best interests of Bone Care and its shareholders. Accordingly, the board of directors recommends you vote “FOR” approval of the merger agreement.
Fairness Opinion of Citigroup Global Markets Inc. (Page [ •  ])
      We engaged Citigroup Global Markets Inc. to act as our financial advisor in connection with the proposed merger and to render an opinion as to whether, as of the date of its opinion, the consideration to be received by our shareholders pursuant to the merger was fair, from a financial point of view, to them. Citigroup Global Markets Inc. provided its opinion to our board of directors in connection with their consideration of the merger. Citigroup Global Markets Inc.’s written opinion letter dated May 4, 2005, which is attached as Appendix B to the proxy statement, describes matters that Citigroup Global Markets Inc. considered and various assumptions, limitations and qualifications to its opinion. Citigroup Global Markets Inc.’s opinion is not a recommendation as to how any of our shareholders should vote or act with respect to the merger. We agreed to pay Citigroup Global Markets Inc. a fee for these services, the principal portion of which is payable upon completion of the merger.
How Outstanding Options Will Be Treated (Page [ •  ])
      If the merger is completed, each outstanding stock option granted under a Bone Care stock option or stock incentive plan will become exercisable in full and then cancelled and the holder will be entitled to receive a cash payment, net of applicable taxes, in an amount equal to the product of:

•	the excess, if any, of $33.00 (or, if higher and required pursuant to the terms of the applicable plan, the closing price of our common stock on the date the merger is completed) over the exercise price of the option; and

•	the number of shares then subject to the option.
How Outstanding Restricted Stock Unit Awards Will Be Treated (Page [ •  ])
      If the merger is completed, each outstanding restricted stock unit award granted under a Bone Care stock incentive plan will be cancelled and the holder will be entitled to receive a cash payment, net of applicable taxes, in an amount equal to the product of:

•	$33.00 (or, if higher, the closing price of our common stock on the date the merger is consummated); and

•	the number of shares then subject to the restricted stock unit award.

Our Directors and Executive Officers Have Interests in the Transaction that May Be Different From, or In Addition To, Interests of Our Shareholders Generally (Page [ •  ])
      Like all other shareholders, our executive officers and the members of our board of directors will be entitled to receive $33.00 per share in cash for each of their shares of our common stock. Our executive officers and the members of our board of directors will be entitled to receive the payments described above with respect to any stock options or restricted stock unit awards they hold.
      We have entered into a change in control severance agreement with each of our executive officers, each of which provides for specified payments and benefits if the executive’s employment is terminated within two years following a change in control of Bone Care. Completion of the merger will constitute a change in control of Bone Care within the meaning of these agreements.
      The merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger as well as insurance coverage covering his or her service to us as a director or officer.
A Number of Conditions Must Be Satisfied or Waived to Complete the Merger (Page [ •  ])
      Before the merger can be completed, a number of conditions must be satisfied or waived. These conditions include:

•	the requisite approval of the merger agreement by our shareholders;

•	the absence of any statutes, regulations, governmental orders or injunctions that prevent or prohibit the merger;

•	the absence of pending proceedings brought by a governmental entity that challenge the merger agreement or the merger, that seek to delay, restrain or prohibit the merger, impose material limitations on Genzyme’s ownership or operation of our business or that seek payment of material damages and the absence of specified other proceedings against us and our officers or directors in their capacities as such;

•	the expiration or termination of the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•	the absence of specified breaches in the representations and warranties by each party to the merger agreement; and

•	the parties having performed, in all material respects, their covenants and agreements in the merger agreement that are required to be performed at or prior to the completion of the merger.
Limitations on Solicitation of Competing Proposals (Page [ •  ])
      We may not solicit proposals for alternative transactions; however, if a third party makes a proposal that our board of directors determines is, or could reasonably be expected to be, superior to the Genzyme merger, we can, subject to compliance with certain terms contained in the merger agreement, provide information to, and negotiate with, the third party.
How the Merger Agreement May Be Terminated (Page [ •  ])
      Bone Care and Genzyme can agree to terminate the merger agreement at any time upon the approval of their respective boards of directors.
      Either Bone Care or Genzyme can terminate the merger agreement:

•	if a final, non-appealable governmental order or other action or statute, rule or regulation prohibits the merger;

•	if the merger has not been completed by April 30, 2006;

•	if our shareholders do not approve the merger agreement at the special meeting; or

•	if the other party has breached its representations, warranties, covenants or agreements in a manner that results or is reasonably likely to result in a condition to the completion of the merger to be unsatisfied.
      Genzyme can terminate the merger agreement if our board of directors withdraws, modifies or changes its recommendation of the merger agreement or publicly announces its intention to do so, or approves or recommends an alternative transaction or publicly announces its intention to do so, or fails to recommend against, or takes a neutral position with respect to, any tender or exchange offer by a third party, or if we breach in any material respect our obligation not to seek an alternative transaction.
      We can terminate the merger agreement at any time before our shareholders have approved the merger if we receive a superior proposal and comply with the relevant terms of the merger agreement, but only after we have provided Genzyme an opportunity to revise the terms and conditions of the merger agreement and paid the termination fee described below.
We May be Required to Pay Termination Fees and Expenses in Some Circumstances (Page [ •  ])
      We will be required to pay Genzyme, upon demand, a termination fee of $19,000,000 and we will be required to reimburse Genzyme, upon demand, for up to $900,000 of the expenses it incurred in connection with the merger agreement and the merger, if Genzyme terminates the merger agreement because:

•	our board of directors withdraws, modifies or changes its recommendation of the merger agreement or publicly announces its intention to do so, or approves or recommends an alternative transaction or publicly announces its intention to do so, or fails to recommend against, or takes a neutral position with respect to, any tender or exchange offer by a third party; or

•	we breach in any material respect our obligation not to seek an alternative transaction.
      If we terminate the merger agreement in accordance with its terms because we received a superior proposal, then we will be required to pay Genzyme the $19,000,000 termination fee as a condition to terminating the merger agreement and we will also be required to make the expense reimbursement payment of up to $900,000 to Genzyme upon demand.
      If an alternative transaction was proposed or otherwise communicated to our board of directors after May 4, 2005 and the merger agreement is terminated because:

•	the merger is not completed by April 30, 2006;

•	we breached our representations, warranties or covenants; or

•	our shareholders did not approve the merger agreement;
then we will be required to make the expense reimbursement payment of up to $900,000 to Genzyme upon demand and if within one year after the merger agreement is terminated we enter into an agreement to be acquired or are acquired, we will be required to pay Genzyme the $19,000,000 termination fee.
Tax Considerations For Bone Care Shareholders (Page [ •  ])
      Generally, the merger will be taxable to our shareholders for U.S. federal income tax purposes. A holder of our common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our common stock surrendered.
Our Shareholders Will Not Have Dissenters’ Rights (Page [ •  ])
      You will not be entitled to exercise dissenters’ rights with respect to the merger.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
      Statements about the expected timing, completion and effects of the proposed merger and all other statements in this proxy statement other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this proxy statement, and, except to the extent required under the federal securities laws, we do not intend to update or revise the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, and all such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this proxy statement and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. We may not be able to complete the proposed merger on the terms described in this proxy statement or other acceptable terms or at all because of a number of factors, including the failure to obtain our shareholder approval or the failure to satisfy the other closing conditions. These factors, and other factors that may affect our business or financial results are described in our filings with the Securities and Exchange Commission, including, without limitation, the information under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form  10-K for the year ended June 30, 2004, and under the heading “Contingencies” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.
      All information contained in this proxy statement concerning Genzyme, Macbeth or their affiliates and designees has been supplied by Genzyme and has not been independently verified by us.
PARTIES INVOLVED IN THE PROPOSED TRANSACTION
Bone Care International, Inc.
1600 Aspen Commons
Middleton, Wisconsin 53562
(608) 662-7800
      We are a specialty pharmaceutical company engaged in the discovery, development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Our current commercial and therapeutic focus is in nephrology, utilizing Hectorol®, a novel vitamin D hormone therapy, to treat secondary hyperparathyroidism in patients with moderate to severe chronic kidney disease and end-stage renal disease. In addition to chronic kidney disease, we are developing vitamin D hormone therapies to treat hyperproliferative disorders such as cancer and psoriasis.
Genzyme Corporation
500 Kendall Street
Cambridge, Massachusetts 02412
(617) 252-7500
      Genzyme is a global biotechnology company dedicated to making a major impact on the lives of people with serious diseases. Genzyme’s broad product and service portfolio is focused on rare genetic disorders, renal disease, orthopaedics, organ transplant, and diagnostic and predictive testing. Genzyme’s Renal business unit develops, manufactures and distributes products that treat patients suffering from renal diseases, including chronic renal failure.

Macbeth Corporation
500 Kendall Street
Cambridge, Massachusetts 02412
(617) 252-7500
      Macbeth Corporation is a newly-formed Wisconsin corporation and wholly-owned subsidiary of Genzyme. Macbeth was organized for the purpose of entering into merger agreement and completing the merger and the other transactions it contemplates. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.
THE SPECIAL MEETING
General
      The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of shareholders to be held on [ •  ], 2005, at [ •  ]:00 a.m., local time, or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at [ •  ] located at [ •  ].
      At the special meeting, our shareholders will be asked to:

•	vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 4, 2005, among Genzyme, Macbeth and Bone Care; and

•	transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
      We do not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.
Record Date and Voting Information
      Only holders of record of our common stock at the close of business on [ •  ], 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. At the close of business on the record date, [ •  ] shares of our common stock were outstanding and entitled to vote. A list of our shareholders will be available for review at our executive offices during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting. The list of our shareholders will be available at the special meeting or any adjournment thereof. Each holder of record of our common stock on the record date will be entitled to one vote for each share held. If you sell or transfer your shares of our common stock after the record date but before the date the merger is effected, you will transfer the right to receive the $33.00 in cash per share to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.
      All votes will be tabulated by the inspector appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers generally are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the approval of the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”

Quorum
      A majority of the votes entitled to be cast on the proposal to approve the merger agreement will constitute a quorum for action on that matter. Accordingly, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for voting on approval of the merger agreement. If a share is represented for any matter at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.
      Any shares of our common stock held in treasury by us are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.
      Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists.
Required Vote
      In order to approve the merger agreement, shareholders holding at least 60% of the shares of our common stock outstanding on the record date must vote “FOR” approval of the merger agreement.
      Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as votes against approval of the merger agreement.
      If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.
Proxies and Revocation of Proxies
      We urge you to carefully read and consider the information contained in this proxy statement and then complete, date and sign your proxy card and mail the proxy card in the enclosed postage pre-paid return envelope as soon as possible. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.
      Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy specifies how it is to be voted, it will be voted accordingly. If no such specification is indicated, the proxy will be voted “FOR” approval of the merger agreement. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment of the meeting.
      Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing Bone Care stock certificates for the $33.00 per share cash payment.
      Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a registered holder of our common stock, your proxy may be revoked and changed by sending a written notice to [ •  ] at [ •  ] stating that you would like to revoke your proxy, by completing and submitting in writing, a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

Expenses of Proxy Solicitation
      This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the notice of the special meeting of shareholders, the enclosed proxy and any additional information furnished to shareholders. We have engaged the services of D.F. King & Co., Inc. to solicit proxies and to assist in the distribution of proxy materials. D.F. King & Co., Inc. has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual shareholders. We have agreed to pay D.F. King & Co., Inc. a fee of $10,000 plus reasonable out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for their services.
Householding
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you write or call us at the following address or phone number: [ •  ].
Adjournments
      If the special meeting is adjourned to a different place, date or time, we need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is or must be set for the adjourned meeting. Our board of directors must fix a new record date if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.
Attending the Special Meeting
      In order to attend the special meeting in person, you must be a shareholder of record on [ •  ], 2005, the record date, hold a valid proxy from a record holder or be our invited guest. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.
THE MERGER
Background of the Merger
      The board of directors and management of Bone Care have regularly considered and explored potential strategic partnerships and opportunities to collaborate in order to further strengthen Bone Care’s commercial operations and fully realize the potential of Hectorol® and development compounds both inside and outside the United States.
      Genzyme and Bone Care’s management had been engaged in several discussions regarding strategic partnerships dating back to 1999. These discussions continued periodically until the end of 2003.
      In October 2004, Paul Berns, Bone Care’s President and Chief Executive Officer, and John Butler, President of Genzyme Renal, briefly met at the American Society of Nephrology meeting and discussed providing one another with a business update in the future.
      At a regularly scheduled board meeting on November 23, 2004, the Bone Care board of directors reviewed Bone Care’s corporate development efforts, including management’s strategy to pursue strategic partnerships and collaboration opportunities and acquisitions of companies, products and development compounds, as well as licensing later stage compounds and entering into research and development partnerships for earlier stage compounds.
      On December 14, 2004, Mr. Berns and Carmine Durham, Bone Care’s Vice President of Corporate Development and Strategy, met with Mr. Butler and Henri Termeer, Genzyme’s Chairman, President and Chief Executive Officer, and Stephen Potter, Genzyme’s Vice President of Business Development, at Genzyme’s headquarters in Cambridge, Massachusetts. The meeting was held to introduce Messrs. Berns and Termeer, discuss Genzyme’s interest in licensing and developing Hectorol® and development compounds outside of the United States and to discuss other strategic opportunities.
      On December 28, 2004, Genzyme and Bone Care entered into a confidentiality agreement. On January 6, 2005, members of management of Bone Care met with representatives of Genzyme at Bone Care’s headquarters in Middleton, Wisconsin, to provide one another with an update on their respective businesses and discuss potential strategic partnering opportunities and for Genzyme to conduct preliminary due diligence. Bone Care’s representatives provided an overview of the commercial efforts with Hectorol® including the launch of the Hectorol® 0.5 mcg capsules for pre-dialysis chronic kidney disease and an update on Hectorol® intellectual property and patent prosecution history. Genzyme representatives discussed Genzyme’s progress in the renal business, particularly related to Renagel, and Genzyme’s plans to move into the pre-dialysis chronic kidney disease market. Those in attendance further discussed the potential for strategic partnerships.
      On February 3, 2005, Bone Care and Genzyme representatives met again at Bone Care’s headquarters. The focus of this meeting was to further review Bone Care’s research and development programs, including development work in oncology and Phase IV studies being conducted with Hectorol®, and the development work being done with future compounds.
      At a regularly scheduled board meeting on February 17, 2005, Bone Care’s board of directors reviewed several business development activities, including Genzyme’s interest in strategic partnering opportunities and other strategic initiatives for Bone Care, including possible acquisitions by Bone Care of companies, products and development compounds. The board authorized management to continue discussions with Genzyme in parallel with the other strategic initiatives.
      On March 9, 2005, Messrs. Berns, Durham, James Caruso, Bone Care’s Senior Vice President- Sales and Marketing, Andrew Morgan, Bone Care’s Vice President-Regulatory Affairs and Lisa Terminiello, Bone Care’s in-house counsel, met with Genzyme’s Thomas DeRosier, Senior Vice President and General Counsel, Nicole Hadas, Senior Corporate Counsel, Roger Louis, Chief Compliance Officer, and others, including outside counsel for each company, at the offices of Sidley Austin Brown and Wood LLP in Chicago, Illinois. The meeting was held primarily to discuss the scope of the Department of Justice subpoena received by Bone Care on October 27, 2004.
      On March 28, 2005, due diligence was conducted at Bone Care’s headquarters. Marketing, sales, legal, finance, regulatory and research and development teams from both companies met to review various business items including the commercialization and manufacturing of Hectorol® and products in development.
      On April 8, 2005, Mr. Termeer spoke with Mr. Berns and expressed his desire to make a proposal for Genzyme to acquire Bone Care. On April 11, 2005, Mr. Termeer sent to Mr. Berns a preliminary non-binding indication of interest for an acquisition of all of the shares of Bone Care common stock for between $30 and $33 per share in cash, subject to completion of due diligence, satisfactory negotiation of definitive agreements and board approval. Mr. Termeer also expressed Genzyme’s expectation that Bone Care not solicit other indications of interest during the negotiations between the parties. Mr. Berns subsequently informed each of the Bone Care board members of Genzyme’s preliminary indication of interest.
      On April 15, 2005, Bone Care’s board of directors met to consider the preliminary indication of interest from Genzyme. Management updated the board on the status of the discussions between the parties. Counsel to Bone Care advised the board as to its fiduciary duties in considering the proposed transaction, including those duties that were particularly relevant if the board were to agree to Genzyme’s request not to solicit other indications of interest during the negotiations between the parties. The board authorized management to continue discussions with Genzyme and authorized the retention of Citigroup Global Markets, Inc. as the financial advisor to Bone Care.
      On April 20, 2005, Bone Care’s board of directors met again to further consider the indication of interest from Genzyme. Representatives of Citigroup Global Markets, Inc. reviewed with the Bone Care board of directors a preliminary financial analysis of a potential transaction. The board discussed the basis on which it would proceed with the transaction and authorized management to continue to explore the transaction on that basis.
      During the remainder of the week of April 18, 2005, representatives of the parties continued to discuss and negotiate the transaction. Beginning on April 26, 2005, representatives of Genzyme and Bone Care, including the respective financial advisors to each party, met in Middleton, Wisconsin to continue Genzyme’s due diligence review.
      On April 26, 2005, Genzyme’s counsel distributed an initial draft of the merger agreement to Bone Care and its counsel. On April 29, 2005, Bone Care’s counsel provided to Genzyme comments to the initial draft of the merger agreement. On April 30, 2005, Genzyme’s counsel distributed a revised draft of the merger agreement. On May 1, 2005 and May 2, 2005, counsel for Genzyme and Bone Care negotiated a number of unresolved issues and, on May 2, 2005, counsel for Bone Care distributed a revised draft of the merger agreement.
      On May 2, 2005, Bone Care’s board of directors met to consider the proposed transaction. Management updated the board on the status of the negotiations between the parties, and counsel for Bone Care reviewed with the board the terms of the draft merger agreement, including changes to the draft agreement since the draft sent to the board in advance of the meeting. Counsel described the remaining unresolved issues. The Board determined to meet again on May 3, 2005.
      During the day on May 2, 2005, representatives of Bone Care and counsel for Bone Care and Genzyme reviewed further due diligence with respect to the subpoena Bone Care had received on October 27, 2004 and on May 3, 2005, Mr. Berns and Messrs. Butler and Louis discussed the results of that review. In addition, on May 3, 2005, Mr. Berns had conversations with Mr. Termeer and other representatives of Genzyme with respect to benefits, employee issues and other unresolved matters, including price. Counsel for Bone Care and Genzyme engaged in further negotiation of the remaining unresolved issues and, on May 3, 2005, Genzyme’s counsel distributed a revised draft of the merger agreement.
      On the evening of May 3, 2005, Bone Care’s board of directors met and management and counsel updated the board on the status of the negotiations, including the remaining unresolved issues. Representatives of Citigroup Global Markets, Inc. reviewed with the board a financial presentation which included preliminary financial analyses of Bone Care, comparable merger and acquisitions transactions and discounted cash flows. The board adjourned the meeting and agreed to reconvene later that same evening. Later that same evening, Messrs. Berns and Termeer further discussed but did not resolve the remaining unresolved issues.
      At the reconvened meeting of the Bone Care board of directors later during the evening of May 3, 2005, management and counsel updated the board as to the further negotiations between the parties.
      Following the May 3, 2005 Bone Care board meetings, Messrs. Berns and Termeer spoke and resolved the remaining significant unresolved issues, including price. In addition, representatives of Genzyme completed Genzyme’s due diligence review, and counsel to Bone Care and Genzyme negotiated the remaining terms of the merger agreement.
      During the morning of May 4, 2005, Bone Care’s board of directors met and reviewed the resolution of the previously unresolved issues. Counsel to Bone Care reviewed the terms of the merger agreement, including the final changes to the draft merger agreement. Representatives of Citigroup Global Markets Inc. made a presentation regarding the proposed financial terms of the merger and an updated presentation regarding Citigroup Global Markets Inc.’s financial analyses of the financial terms of the merger. Citigroup Global Markets Inc. delivered its oral opinion (which was subsequently confirmed in writing) that, based upon and subject to the assumptions made, matters considered and limitations on the review undertaken in connection therewith, their experience as investment bankers, their work as described in the opinion, and other factors they deemed relevant, as of May 4, 2005, the merger consideration was fair, from a financial point of view, to the holders of shares of Bone Care common stock. Upon management’s recommendation, Bone Care’s board of directors unanimously approved and adopted the merger agreement and determined that the merger agreement and the transactions it contemplates, including the merger, are advisable to, fair to, and in the best interests of, Bone Care and its shareholders. Bone Care’s board of directors also recommended that Bone Care’s shareholders vote for the approval of the merger agreement and the transactions contemplated thereby, including the merger.
      Following the meeting, Bone Care, Genzyme and Macbeth executed the merger agreement. The proposed merger was publicly announced prior to the opening of trading on May 4, 2005.
Reasons for the Merger
      In reaching its determination to approve and adopt the merger agreement and the transactions it contemplates, including the merger, and to recommend that Bone Care shareholders vote to adopt the merger agreement, the board of directors consulted with management and its financial and legal advisors. In reaching the foregoing determination, the board of directors considered the following material factors, among others:

•	the relationship of the $33.00 per share cash merger consideration to the current trading price and the historical trading prices of Bone Care’s common stock price, including the fact that the cash merger consideration represents a premium of over 38% over the closing sale price of $23.83 on The NASDAQ National Market on May 3, 2004, the trading day immediately prior to the date on which Genzyme and Bone Care announced the transaction;

•	the fact that the merger consideration to be received by Bone Care shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to Bone Care’s shareholders;

•	the opinion of Citigroup Global Markets Inc. that, based upon and subject to the assumptions made, matters considered and limitations on the review undertaken in connection therewith, their experience as investment bankers, their work as described in the opinion, and other factors they deemed relevant, as of May 4, 2005, the merger consideration was fair, from a financial point of view, to the holders of shares of Bone Care common stock (the full text of the written opinion of Citigroup Global Markets Inc. is attached as Annex B to this proxy statement, and shareholders are urged to and should read the written opinion carefully and in its entirety);

•	the current and historical financial condition and results of operations of Bone Care;

•	Bone Care’s strategic plans and current financial projections, including the risks of failure to successfully implement those strategic plans and achieve those projections, particularly compared to the risks and benefits of the merger;

•	The experience of Citigroup Global Markets Inc. in analyzing the financial terms of mergers, including Citigroup Global Markets Inc.’s presentations to our board of directors and the financial analyses contained therein;

•	the possible alternatives to the merger, including continuing to operate Bone Care on a stand-alone basis and the risks associated therewith, including those risks identified in reports Bone Care has filed with the SEC;

•	the terms and conditions of the merger agreement, which our board of directors believed would not preclude a superior proposal, and the course of negotiations thereof. Our board of directors considered in particular:

•	the closing conditions to the merger, including the fact that there is no financing condition to Genzyme’s obligation to consummate the merger,

•	the structure of the transaction as a merger, which would result in detailed public disclosure and a period of time prior to consummation of the merger during which an unsolicited superior proposal could be brought forth,

•	Bone Care’s right to furnish information to, and participate in discussions and negotiations with, a third party that makes an unsolicited acquisition proposal if our board of directors determines in good faith, after consultation with its outside legal and financial advisors, that such proposal is reasonably likely to result in a transaction that is more favorable to Bone Care’s shareholders, from a financial point of view, than the merger, and is reasonably likely to be consummated,

•	Bone Care’s right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a termination fee and expense reimbursement to Genzyme, and

•	the termination fee and expense reimbursement provisions of the merger agreement, and a comparison of those provisions to precedent transactions;

•	the fact that the merger agreement would be available promptly following the public disclosure of the merger agreement through the SEC’s EDGAR database as part of a Current Report on Form 8-K to be filed by Bone Care (that Form 8-K was filed by Bone Care on May 4, 2005);

•	the careful review of the representations and warranties in the merger agreement, and the preparation of Bone Care’s disclosure letter by Bone Care’s management team and its outside counsel; and

•	the active and direct role of the members of our board of directors in the negotiations with respect to the proposed merger, the consideration of the transaction by our board in multiple board meetings, the experience with Bone Care of the members of our board of directors and the general business experience of such members.
      Our board of directors also considered and balanced against the potential benefits of the merger a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	the fact that, following the merger, Bone Care’s public shareholders will cease to participate in any future earnings growth of Bone Care or benefit from any future increase in its value;

•	the fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to the shareholders of Bone Care entitled to receive such merger consideration;

•	the possible disruption to Bone Care’s business that may result from the announcement of the merger and the resulting distractions, including diverting management focus and resources from other strategic opportunities;

•	the interests of our directors and executive officers in the merger (see “Interests of Bone Care Directors and Executive Officers in the Merger”);

•	the fact that shareholders of Bone Care will not be entitled to dissenters’ rights; and

•	the fact that our board of directors did not authorize Citigroup Global Markets Inc. to contact other potential buyers; however, our board based its decision not to contact other strategic buyers on the risks associated with contacting other potential buyers with respect to a potential transaction involving Bone Care.
      The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by our board of directors. In view of the wide variety of factors considered by it in evaluating the merger and the complexity of these matters, our board of directors did not find it practicable, and did not attempt, to quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations. Rather, our board of directors made its judgment based on the total mix of information available to it of the overall effect of the merger compared to any alternative transaction or remaining an independent company. Furthermore, individual members of our board of directors may have given different weight to different factors.

      Based on the factors outlined above and the opinion of Citigroup Global Markets Inc. as to the fairness, from a financial point of view, of the cash merger consideration to be received by the holders of Bone Care common stock in the merger, our board of directors determined that the merger agreement and the transactions it contemplates, including the merger, are advisable to, fair to, and in the best interests of, Bone Care and its shareholders.
Recommendation of Our Board of Directors
      Our board of directors believes that the merger is advisable to, fair to and in the best interests of, Bone Care and its shareholders. Accordingly, our board of directors recommends that you vote “FOR” approval of the merger agreement.
Opinion of Citigroup Global Markets Inc.
      Citigroup Global Markets Inc. was retained to act as our financial advisor in connection with the merger. Pursuant to Citigroup Global Markets Inc.’s engagement letter agreement with us, Citigroup Global Markets Inc. rendered to our board of directors on May 4, 2005 an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of the opinion and based upon and subject to the considerations and limitations set forth in the opinion, Citigroup Global Markets Inc.’s experience as investment bankers, Citigroup Global Markets Inc.’s work described below and other factors it deemed relevant, the merger consideration of $33.00 per share was fair, from a financial point of view, to the holders of our common stock.
      The full text of Citigroup Global Markets Inc.’s written opinion dated May 4, 2005, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix B and is incorporated into this proxy statement by reference. Citigroup Global Markets Inc.’s opinion is addressed to our board of directors and relates only to the fairness of the merger consideration from a financial point of view to the holders of our common stock, does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any shareholder with respect to any matters relating to the merger.
      Citigroup Global Markets Inc.’s opinion was limited solely to the fairness of the merger consideration to be received by the holders of our common stock in the merger from a financial point of view as of the date of the opinion. Neither Citigroup Global Markets Inc.’s opinion nor its related analyses constituted a recommendation of the proposed merger to our board of directors. Citigroup Global Markets Inc. makes no recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger.
      In arriving at its opinion, Citigroup Global Markets Inc. reviewed the merger agreement, dated May 4, 2005, and held discussions with certain of our senior officers, directors and other representatives and advisors and certain senior officers and other representatives and advisors of Genzyme concerning our business, operations and prospects. Citigroup Global Markets Inc. examined certain publicly available business and financial information relating to Bone Care, as well as certain financial forecasts and other information and data relating to Bone Care which were provided to or discussed with Citigroup Global Markets Inc. by our management. Citigroup Global Markets Inc. reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things:

•	current and historical market prices and trading volumes of our common stock;

•	our historical and projected earnings and other operating data; and

•	our capitalization and financial condition.
      Citigroup Global Markets Inc. considered, to the extent publicly available, the financial terms of certain other transactions that Citigroup Global Markets Inc. considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup Global Markets Inc. considered relevant in evaluating those of

Bone Care. In addition to the foregoing, Citigroup Global Markets Inc. conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup Global Markets Inc. deemed appropriate in arriving at its opinion.
      In rendering its opinion, Citigroup Global Markets Inc. assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of our management that they were not aware of any relevant information that has been omitted or that remains undisclosed to Citigroup Global Markets Inc. With respect to financial forecasts and other information and data relating to Bone Care provided to or otherwise reviewed by or discussed with Citigroup Global Markets Inc., Citigroup Global Markets Inc. has been advised by our management that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Bone Care as to the future financial performance of Bone Care.
      Citigroup Global Markets Inc. has assumed, with the consent of our board of directors, that the merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Bone Care or the merger.
      Citigroup Global Markets Inc. has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Bone Care nor has it made any physical inspection of our properties or assets.
      Citigroup Global Markets Inc. was not requested to, and it did not, solicit third party indications of interest in the possible acquisition of all or part of Bone Care, nor was it requested to consider, and Citigroup Global Markets Inc.’s opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Bone Care or the effect of any other transaction in which Bone Care might engage. Citigroup Global Markets Inc.’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date thereof.
      In connection with rendering its opinion, Citigroup Global Markets Inc. made a presentation to our board of directors with respect to the material financial analyses performed by Citigroup Global Markets Inc. in evaluating the fairness of the merger consideration to the holders of our common stock as of the date of Citigroup Global Markets Inc.’s opinion. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup Global Markets Inc., these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to May 3, 2005, and is not necessarily indicative of current or future market conditions.

Summary of Financial Analyses of Bone Care’s Financial Advisor
      Citigroup Global Markets Inc. compared the cash payment to be received by holders of our common stock in the merger ($33.00) to ranges of values of a share of our common stock derived using three different valuation metrics: a comparable companies analysis, a precedent transactions analysis and a discounted cash flow analysis. The following is a brief description of these analyses.

Comparable Companies Analysis:
      Citigroup Global Markets Inc. compared the merger consideration ($33.00) with a range of values derived from financial, operating and stock market data and forecasted financial information for selected publicly-traded companies that Citigroup Global Markets Inc. deemed appropriate to similar information for Bone Care. The comparable companies considered by Citigroup Global Markets Inc. were:

•	Forest Laboratories Inc (FRX)

•	Allergan Inc. (AGN)

•	Shire Pharmaceuticals Group plc (SHPG Y)

•	Biovail Corporation (BVF)

•	Valeant Pharmaceuticals International (VRX)

•	Endo Pharmaceuticals Inc. (ENDP)

•	Kos Pharmaceuticals, Inc. (KOSP)

•	Medicis Pharmaceutical Corp. (MRX)

•	Axcan Pharma Inc. (AXCA)

•	Connetics Corporation (CNCT)

•	First Horizon Pharmaceutical Corporation (FHRX)

•	Pharmion Corp. (PHRM)

•	Salix Pharmaceuticals, Inc. (SLXP)

•	Barrier Therapeutics, Inc. (BTRX)
      The forecasted financial information used by Citigroup Global Markets Inc. for the selected comparable companies in the course of this analysis was based on information publicly filed by such companies and information published by certain investment banking firms.
      For each of the selected comparable companies, Citigroup Global Markets Inc. derived and compared, among other things:

•	the ratio of each company’s firm value as of May 3, 2005 to its estimated calendar year 2005 and 2006 revenues;

•	the ratio of each company’s firm value as of May 3, 2005 to its estimated calendar year 2005 and 2006 earnings before interest expense, taxes, depreciation, and amortization, commonly referred to as EBITDA;

•	the ratio of each company’s closing price per share of common stock as of May 3, 2005, to its estimated calendar year 2005 and 2006 earnings per share; and

•	the ratio of each company’s 2006 estimated price-to-earnings ratio to its long-term growth rate.
      Firm value was calculated as the sum of the value of:

•	all shares of common stock (or all ordinary shares) at the market price on May 3, 2005, assuming the exercise of all in-the-money options, warrants and convertible securities, less the proceeds from such exercise; plus

•	net debt; plus

•	minority interests; minus

•	investments in unconsolidated affiliates.
      The following tables set forth the results of this analysis.

Implied per Share Equity	Per Share
Reference Range for Bone Care	Merger Consideration

$23.00 - $33.00	$33.00

      Based on this analysis and Citigroup Global Markets Inc.’s judgment, as experienced financial advisors, Citigroup derived a reference range for the implied equity value of a share of our common stock of $23.00 to $33.00, as compared to the merger consideration of $33.00 per share.

Precedent Transactions Analysis:
      Citigroup Global Markets Inc. compared the implied value of the merger consideration ($33.00) with a range of values derived from publicly available information for merger or acquisition transactions that Citigroup Global Markets Inc. deemed appropriate in analyzing the merger. The precedent transactions considered by Citigroup Global Markets Inc. were the following:

Acquiror	Target

Protein Design Labs Inc.	ESP Pharma Inc.
JPMorgan Partners-led Consortium	Warner Chilicott
QLT Inc.	Atrix Labs
Bradley Pharmaceuticals Inc.	Bioglan Pharma Inc.
Cephalon Inc.	Cima Labs Inc.
Genzyme Corp.	Sangstat Medical Corp.
Chiron Corp.	PowderJect Pharmaceuticals PLC
Johnson & Johnson Inc.	OraPharma Inc.
King Pharmaceuticals Inc.	Meridian Medical Technologies
Novartis AG	LEK
Cephalon Inc.	Laboratoire L. Lafon
Medicis Pharmaceutical Corp.	Ascent Pediatrics Inc.
Barr Laboratories	Duramed Pharmaceuticals
Mayne Group	FH Faulding & Co. LTD
Johnson & Johnson Inc.	ALZA Corp.
Shire Pharmaceuticals	BioChem Pharmaceuticals
Watson Pharmaceuticals Inc.	Makoff R&D Laboratories Inc.
Biovail Corp.	DJ Pharma
Elan Corp. PLC	Dura Pharmaceuticals Inc.
Cephalon Inc.	Anesta Corp.
King Pharmaceuticals	Jones Pharmaceuticals
Watson Pharmaceuticals	Schein Pharmaceuticals
Elan Corp. PLC	Liposome Co. Inc.
Dura Pharmaceuticals Inc.	Spiros Development Corp. II
Teva Pharmaceutical Industries	Novopharm Ltd.
King Pharmaceuticals Inc.	Medco Research Inc.
Solvay Pharmaceuticals SA	Unimed Pharmaceuticals Inc.
Gilead	Nexstar
ALZA Corp.	SEQUUS Pharmaceuticals Inc.
      With respect to the financial information for the precedent transactions and the companies involved therein, Citigroup Global Markets Inc. relied on information available in public documents at the time of announcement of the relevant transaction. The forecasted financial information used by Citigroup Global Markets Inc. for Bone Care was based on the base case scenario developed by Bone Care, which reflected the expected performance of its products. For each precedent transaction, Citigroup Global Markets Inc. derived and compared, among other things, the ratio of the firm value of the acquired company based on the consideration paid or proposed to be paid in the transaction (the transaction value) to:

•	the ratio of each company’s equity value as of the date of announcement to its net income for the preceding twelve months and the estimated net income for the next fiscal year;

•	the ratio of each company’s firm value as of the date of announcement to its revenues for the preceding twelve months and the estimated revenues for the next fiscal year; and

•	the ratio of each company’s firm value as the date of announcement to its EBITDA for the preceding twelve months and the estimated EBITDA for the next fiscal year.
      The following table sets forth the results of this analysis for the precedent transactions:

Implied per Share Equity	Per Share
Reference Range for Bone Care	Merger Consideration

$26.00 - $34.00	$33.00
      Based on the ratios derived for the precedent transactions and Citigroup Global Markets Inc.’s judgment, as experienced financial advisors, Citigroup Global Markets Inc. derived a reference range for the implied equity value of a share of our common stock of $26.00 to $34.00, as compared to the merger consideration of $33.00 per share.

Discounted Cash Flow Analysis:
      Citigroup Global Markets Inc. performed a discounted cash flow analysis of Bone Care to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Bone Care could generate over fiscal years 2005 through 2012. Citigroup Global Markets Inc.’s estimated financial data were based on internal estimates of our management using both a base case scenario and an upside case scenario. The upside case reflected the potential for increased revenue growth and margins as a result of better than expected performance of Bone Care’s products. Citigroup Global Markets Inc. calculated a range of estimated terminal values for Bone Care by applying terminal growth rates ranging from 2.0% to 5.0% to its 2012 terminal free cash flow. The present value of the base case cash flows were calculated using discount rates ranging from 12.0% to 16.0%, while the present value of the upside case cash flows were calculated using discount rates ranging from 13.0% to 17.0%.
      This analysis indicated the following approximate implied equity reference ranges, based on the base case and upside case:

Implied per Share Equity
Reference Range for Bone Care
		Per Share
Base Case	Upside Case	Merger Consideration

$25.50 - $33.22	$30.84 - $39.91	$33.00
      Based on the values derived for the discounted cash flows and Citigroup Global Markets Inc.’s judgment, as experienced financial advisors, Citigroup Global Markets Inc. derived a reference range for the present value of the stand-alone, unlevered, after-tax free cash flows of a share of Bone Care common stock of $25.50 to $33.22 in the base case, and $30.84 to $39.91 in the upside case, in comparison to the merger consideration of $33.00 per share.

Other Information
      In rendering its opinion, Citigroup Global Markets Inc. also reviewed and considered other factors, including:

•	historical trading prices for our common stock for the period May 3, 2004 through May 3, 2005, and the premium the merger consideration represented over the trading price of our common stock at select points during such period;

•	the performance of our common stock compared to the performance of an index of specialty pharmaceutical companies and the Standard & Poor’s Composite Average; and

•	the implied premiums and certain financial multiples the merger consideration represented when compared to the closing price of our common stock on May 3, 2005.

Opinion
      Based on the analyses conducted for us described above, Citigroup Global Markets Inc. determined that, as of May 4, 2005, the merger consideration was fair, from a financial point of view, to the holders of our common stock.
      Citigroup Global Markets Inc.’s advisory services and opinion were provided for the information of our board of directors in their evaluation of the proposed merger and did not constitute a recommendation of the merger to our board of directors or a recommendation to any shareholder regarding how such shareholder should vote or act on any matters relating to the merger.
      The preceding discussion is a summary of the material financial analyses furnished by Citigroup Global Markets Inc. to our board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup Global Markets Inc. or of its presentation to our board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup Global Markets Inc. made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup Global Markets Inc. believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup Global Markets Inc., without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup Global Markets Inc. and its opinion. With regard to the comparable companies and precedent transactions analyses summarized above, Citigroup Global Markets Inc. selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities; however, no company utilized in these analyses is identical to Bone Care, and no precedent transaction is identical to the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the merger or public trading value of the subject companies to which Bone Care is being compared.
      In its analyses, Citigroup Global Markets Inc. made numerous assumptions with respect to Bone Care, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bone Care. Any estimates contained in Citigroup Global Markets Inc.’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Bone Care, Genzyme, our board of directors, the Genzyme board of directors, Citigroup Global Markets Inc. or any other person assumes responsibility if future results or actual values differ materially from the estimates.
      Citigroup Global Markets Inc.’s analyses were prepared solely as part of Citigroup Global Markets Inc.’s analysis of the fairness of the merger consideration in the merger and were provided to our board of directors in that connection. The opinion of Citigroup Global Markets Inc. was only one of the factors taken into consideration by our board of directors in making its determination to approve and adopt the merger agreement and the merger. See “The Merger — Background of the Merger” and “— Reasons for the Merger.”
      Citigroup Global Markets Inc. is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We selected Citigroup Global Markets Inc. to act as our financial advisor on the basis of Citigroup Global Markets Inc.’s international reputation and Citigroup Global Markets Inc.’s familiarity with us.
      Pursuant to its engagement letter with Bone Care, Citigroup Global Markets Inc. received a fee of $750,000 upon the delivery of its opinion, and will receive an additional fee of $6.6 million if and when the merger is consummated. Citigroup Global Markets Inc. and its affiliates in the past have provided services to Bone Care unrelated to the merger, for which services Citigroup Global Markets Inc. and its affiliates have received compensation, including acting as joint book-runner for an equity offering in May of 2004. In the ordinary course of its business, Citigroup Global Markets Inc. and its affiliates may actively trade or hold the securities of Bone Care and Genzyme for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup Global Markets Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Bone Care, Genzyme and their respective affiliates.
Interests of Our Directors and Executive Officers in the Merger
      In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors, executive officers and former executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. These interests, to the extent material, are described below. The board of directors was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the merger.

Our Stock Options and Restricted Stock Units
      If the merger is completed, each outstanding stock option granted under a Bone Care stock option or stock incentive plan, including those held by our directors and executive officers, will become exercisable in full and then cancelled and the holder will be entitled to receive a cash payment, net of applicable taxes, in an amount equal to the product of:

•	the excess, if any, of $33.00 (or, if higher and required pursuant to the terms of the applicable plan, the closing price of our common stock on the date the merger is completed) over the exercise price of the option; and

•	the number of shares then subject to the option.

      The table below sets forth, as of May 13, 2005, for each person who has been one of our directors or executive officers at any time since July 1, 2003, (a) the number of shares subject to his exercisable stock options, (b) the number of shares subject to his options that will become exercisable upon effectiveness of the merger and (c) the total consideration to be paid to him in respect of all stock options in connection with the merger assuming that the per share closing price of our common stock on the date the merger is consummated is $33.00 and without regard to deductions for income taxes and other withholding.

		Options to
	Exercisable Stock	Become	Stock Option
Name of Director or Executive Officer	Options	Exercisable	Consideration

Michael Appelbaum, J.D., CPA	21,890	20,000	$380,264
Martin Barkin, M.D.	—	—	—
Paul L. Berns	166,665	75,835	6,203,900
Charles W. Bishop, Ph.D.	—	100,000	847,000
James V. Caruso	25,276	49,724	1,686,300
Michael D. Casey	50,000	20,000	1,148,400
Herbert J. Conrad	27,808	20,000	639,613
Carmine J. Durham	36,526	23,474	1,349,550
Jeffrey J. Freitag, M.D.	87,833	59,167	3,196,180
Brian J. Hayden	8,334	76,667	1,656,321
Charles R. Klimkowski, CFA	88,500	20,000	2,126,525
Chrys Kokino	—	60,000	507,000
Gary E. Nei	—	—	—
Richard B. Mazess, Ph.D.	15,300	—	314,202
R. Andrew Morgan, R.Ph.	44,443	20,557	1,529,800
C. Basil Mundy II	44,443	23,333	1,529,800
Edward Staiano, Ph.D.	48,000	20,000	1,115,300
Klaus R. Veitinger, M.D., Ph.D., M.B.A.	16,904	30,000	585,058
      If the merger is completed, each outstanding restricted stock unit award granted under a Bone Care stock incentive plan, including those held by our executive officers, will be cancelled and the holder will be entitled to receive a cash payment, net of applicable taxes, in an amount equal to the product of:

•	$33.00 (or, if higher, the closing price of our common stock on the date the merger is consummated); and

•	the number of shares then subject to the restricted stock unit award.

      The table below sets forth, as of May 13, 2005, for each person who has been one of our executive officers at any time since July 1, 2003, (a) the number of shares subject to his restricted stock units and (b) the total consideration to be paid to him in respect of those restricted stock units in connection with the merger assuming that the per share closing price of Bone Care’s common stock on the date the merger is consummated is $33.00 and without regard to deductions for income taxes and other withholding. We have not granted restricted stock units to directors who are not executive officers.

		Restricted Stock Unit
Name of Executive Officer	Restricted Stock Units	Consideration

Paul L. Berns	35,000	1,115,000
Charles W. Bishop, Ph.D.	—	—
James V. Caruso	20,000	660,000
Carmine J. Durham	10,000	330,000
Jeffrey J. Freitag, M.D.	10,000	330,000
Brian J. Hayden	15,000	495,000
Chrys Kokino	—	—
R. Andrew Morgan, R.Ph.	15,000	495,000
C. Basil Mundy II	10,000	330,000

Change in Control Severance Agreements
      We have entered into a change in control severance agreement with each of our executive officers. The merger will constitute a change in control for purposes of these agreements. Each agreement provides that if, within two years following a change in control of Bone Care, the executive officer terminates his employment for “good reason” (as defined in the agreement) or Bone Care terminates the executive officer’s employment for any reason, other than death, disability, or “cause” (as defined in the agreement), the executive will be entitled to receive a lump sum cash payment equal to the sum of (i) the executive officer’s highest annual base salary in effect during the twelve months prior to the date of termination and (ii) the executive officer’s highest annualized bonus in the five fiscal years preceding the fiscal year in which the change in control occurs. The agreement with Mr. Berns, our President and Chief Executive Officer, provides for a lump sum cash payment equal to two times the amounts described in clauses (i) and (ii). Each executive officer is also entitled to receive a lump sum payment of any accrued but unpaid salary, bonus and vacation pay for the fiscal year in which the termination occurs. For this purpose, the executive’s accrued but unpaid bonus will not be less than the executive’s highest annualized bonus in the three fiscal years preceding the fiscal year in which the change in control occurs, prorated to the date of termination. In addition to these lump sum cash payments, each agreement provides that the executive will be entitled to continued medical, accident, disability and life insurance benefits for a period of 18 months after termination of employment and to receive outplacement assistance services for 12 months after termination of employment at a cost to Bone Care not to exceed $15,000. Each agreement also provides that if any of these payments would be subject to excise tax imposed by section 4999 of the Code, the executive officer would be entitled generally to an additional payment in an amount necessary to reimburse the executive officer for all excise taxes, and any other taxes that may be imposed on that reimbursement.

Indemnification and Insurance
      The merger agreement provides that until the sixth anniversary of the date on which the merger is completed, all rights to indemnification or exculpation existing in favor of each present and former director or officer of Bone Care as provided in our Articles of Incorporation or By-laws on the date the merger agreement was signed will survive and remain in full force and effect with respect to actions or failures to act occurring before the merger is completed, other than actions or failures to act that relate to a willful breach of the merger agreement.

      The merger agreement also provides that before the merger is completed, Genzyme will obtain a six year “tail” insurance policy that is reasonably acceptable to us and that provides coverage similar to the coverage provided under our directors and officers insurance policy as in effect on the date the merger agreement was signed for events occurring prior to the date the merger is completed; provided, however, Genzyme is not required to spend more than $1,800,000 to acquire the policy.
Amendment to Rights Agreement
      Immediately prior to the execution of the merger agreement, we amended the Rights Agreement, dated as of April 15, 1996, as amended by the First Amendment to Rights Agreement, dated as of September 21, 1999, between us and Wells Fargo Bank, N.A., as successor to Norwest Bank Minnesota, N.A., to provide that none of Genzyme, Macbeth or any of their respective affiliates or associates would become an Acquiring Person (as defined in the Rights Agreement) and no Distribution Date (as defined in the Rights Agreement) would occur as a result of as a result of the execution and delivery of the merger agreement, the public announcement thereof or the consummation of any of the transactions contemplated by the merger agreement in accordance with its terms and to provide that the Rights (as defined in the Rights Agreement) will terminate immediately prior to the effectiveness of the merger.
Federal Regulatory Matters
      The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder require that Bone Care and Genzyme file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. The required notification and report forms were filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission on [ •  ], 2005.
      At any time before or after the completion of the merger, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-U.S. governmental and regulatory authorities may seek to take action under applicable antitrust laws. If a challenge to the merger on antitrust grounds is made, Bone Care and Genzyme may not prevail and/or may not complete the merger.
Material U.S. Federal Income Tax Consequences
      The following is a summary of the material U.S. federal income tax consequences of the merger to holders of our common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of our common stock who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensatory arrangements, holders whose shares of common stock constitute qualified small business stock within the meaning of Section 1202 of the Code, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any holder of our common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. Nor does it address the tax consequences of the merger under state, local or foreign tax laws.
      This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of our common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash
      Generally, the merger will be taxable to shareholders for U.S. federal income tax purposes. A holder of our common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our common stock surrendered. Any such gain or loss generally will be capital gain or loss if our common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held our common stock for more than one year prior to the effective time of the merger. If the holder has held our common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

Backup Withholding
      Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of our common stock is entitled pursuant to the merger agreement unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that the number is correct and that no backup withholding is otherwise required and otherwise complies with the backup withholding rules. Each holder of our common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of Bone Care common stock (see “The Merger Agreement — Exchange of Our Share Certificates” beginning on page [ •  ]).
No Dissenters’ Rights
      Under Wisconsin law, you do not have the right to exercise dissenters’ rights in connection with the merger. If the merger agreement is approved and the merger is completed, shareholders who voted against approval of the merger agreement will be treated the same as other shareholders and their shares will automatically be converted into the right to receive the merger consideration.
THE MERGER AGREEMENT
      The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this proxy statement and incorporated herein by reference. We urge to you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.
      The summary of the terms of the merger agreement provided below is intended to provide information about the terms of the merger. The terms and information in the merger agreement should not be relied on as disclosures about Bone Care or Genzyme without consideration to the entirety of public disclosure by Bone Care and Genzyme as set forth in their respective public reports filed with the Securities and Exchange Commission. The merger agreement, although included as Appendix A to this proxy statement, is not intended to change or supplement the disclosures in the public reports filed with the Securities and Exchange

Commission. This is particularly so because the terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated by the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. Bone Care and Genzyme have provided additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the representations and warranties contained in the merger agreement and will update such disclosure as required by federal securities laws.
Structure of the Merger
      The merger agreement provides that, upon the terms and subject to the conditions contained in it, Macbeth will be merged with and into Bone Care, the separate corporate existence of Macbeth will cease, Bone Care will be the surviving corporation and continue to be governed by the laws of the State of Wisconsin, and the corporate existence of Bone Care with all its rights, privileges, immunities, powers, and franchises shall continue unaffected by the merger.
Effective Time
      The merger will be effective at the date and time designated in the articles of merger that are filed with the Department of Financial Institutions of the State of Wisconsin. We plan to file the articles of merger soon after our special meeting of shareholders, provided that our shareholders approve the merger agreement.
Merger Consideration
      Each share of our common stock issued and outstanding immediately before the merger (other than shares held by us or by Genzyme or its subsidiaries) will be converted into the right to receive $33.00, payable to the holder thereof in cash, without interest. After the merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to those shares, except for the right to receive the $33.00 per share merger consideration. Each share of our common stock held by us or by Genzyme or its subsidiaries at the time of the merger will be cancelled without any payment.
Exchange of Our Share Certificates
      At the effective time of the merger, Genzyme will deposit, or cause Bone Care to deposit, for the benefit of our shareholders, the aggregate merger consideration into an exchange fund with American Stock Transfer & Trust Company or another bank or trust company reasonably acceptable to us, as paying agent. At the effective time of the merger, shares of our common stock:

•	will no longer be outstanding;

•	will automatically be cancelled; and

•	will cease to exist.
      In addition, from and after the effective time of the merger, each certificate formerly representing any shares of our common stock will represent only the right to receive the $33.00 per share merger consideration which the holder of the certificate is entitled to receive pursuant to the merger.
      No interest will accrue or be paid with respect to the merger consideration. Until holders of certificates previously representing shares of our common stock have surrendered those certificates to the paying agent for exchange, holders will not receive the merger consideration due in respect of the shares formerly represented by those certificates.
      Promptly after the effective time of the merger, the paying agent will mail to each holder of record of a certificate or certificates, which immediately prior to the effective time of the merger represented outstanding shares of our common stock, a letter of transmittal and instructions for its use in delivering certificates to the paying agent in exchange for the merger consideration due in respect of the shares formerly represented by those certificates. After receipt of its certificates by the paying agent, together with a properly executed letter of transmittal, the paying agent will deliver to each shareholder the $33.00 per share merger consideration multiplied by the number of shares formerly represented by the certificate or certificates surrendered by the shareholder. In the event of a transfer of ownership of our common stock which is not registered in the transfer records of our transfer agent, payment of the merger consideration may be made to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise in proper form for transfer; and

•	the person requesting the merger consideration pays any transfer or other taxes required by reason of the payment of the merger consideration due in respect of the shares formerly represented by the certificate to a person other than the registered holder of the surrendered certificate or establishes to Genzyme’s satisfaction that such tax has been paid or is not applicable.
Lost Certificates
      If any certificate representing shares of our common stock is lost, stolen or destroyed, the paying agent will deliver the applicable merger consideration due in respect of the shares formerly represented by that certificate if:

•	the shareholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	upon request of Genzyme, the shareholder posts a bond in a reasonable amount designated by Genzyme as indemnity against any claim that may be made with respect to that certificate against Genzyme or Bone Care.
Treatment of Our Stock Options and Restricted Stock Units

Stock Options
      If the merger is completed, each outstanding stock option granted under a Bone Care stock option or stock incentive plan will become exercisable in full and then cancelled and the holder will be entitled to receive a cash payment, net of applicable taxes, in an amount equal to the product of:

•	the excess, if any, of $33.00 (or, if higher and required pursuant to the terms of the applicable plan, the closing price of our common stock on the date the merger is completed) over the exercise price of the option; and

•	the number of shares then subject to the option.

Restricted Stock Units
      If the merger is completed, each outstanding restricted stock unit award granted under a Bone Care stock incentive plan will be cancelled and the holder will be entitled to receive a cash payment, net of applicable taxes, in an amount equal to the product of:

•	$33.00 (or, if higher, the closing price of our common stock on the date the merger is consummated); and

•	the number of shares then subject to the restricted stock unit award.

      As of the effective time of the merger, our stock option and stock incentive plans will be terminated and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of our capital stock will be cancelled.
Treatment of Our Benefits and Other Employee Matters
      Genzyme has agreed to give our employees who remain employed by Genzyme after the transaction full credit for time worked at Bone Care in terms of eligibility, vesting and benefit accrual under any Genzyme employee benefit plans, except to the extent such treatment will result in a duplication of benefits. Genzyme has also agreed to cause to be waived all limitations for preexisting conditions, exclusions and waiting periods under any welfare benefit plans in which a former Bone Care employee is eligible to participate after the transaction. This waiver would not include, however, limitations, exclusions or waiting periods that are already in effect and have not been satisfied as of the effective time under any welfare benefit plan maintained by Bone Care for the employee before the transaction. Genzyme has agreed to credit any welfare benefit plan amounts previously paid by Bone Care employees or their dependents under Bone Care’s welfare benefit plans during the current plan year toward any deductible, co-payment, out-of-pocket maximum or similar provisions under Genzyme’s welfare benefit plans. Genzyme has further agreed to assume and honor certain Bone Care employment, bonus, incentive, and severance agreements existing before the execution of the merger agreement.
      We have agreed that we will not make any discretionary contribution to the Bone Care 401(k) plan other than employer matching contributions or make any required contribution in our common stock. We have agreed to terminate our 401(k) plan immediately prior to the effective time of the merger if we are requested to do so by Genzyme.
Covenants Under the Merger Agreement

Our Interim Operations
      Until the closing of the transaction, we have agreed to operate our business in the ordinary course, in substantially the same manner as previously conducted and in compliance in all material respects with all applicable laws and regulations. We have specifically agreed to:

•	use reasonable commercial efforts to keep available the services of our present employees;

•	use reasonable commercial efforts to maintain our insurance policies;

•	use reasonable commercial efforts to preserve our business, to develop, commercialize and pursue regulatory approvals for our products and product candidates, to advertise, promote and market our products, to preserve our goodwill and business and to maintain our physical properties in operating condition to permit the conduct of our business on a basis consistent with past practice;

•	use reasonable commercial efforts to comply in all material respects with the terms of our material contracts;

•	use reasonable best efforts to preserve and protect our proprietary rights;

•	take all reasonable actions with respect to our outstanding stock options and restricted stock units necessary to effectuate the terms of the merger agreement; and

•	notify and consult with Genzyme promptly after receipt of any material communication from the U.S. Food and Drug Administration or inspections of any manufacturing or clinical trial site and before making any material submission to the U.S. Food and Drug Administration, materially changing any study protocol, development timeline or manufacturing process for product candidates, or adding new clinical trials.
Exceptions may be made to these obligations if agreed to by Genzyme in writing.

      We have also agreed that until the transaction closes, with certain exceptions, we will not do or agree to do any of the following without Genzyme’s prior written consent:

•	sell, mortgage, transfer or otherwise encumber any of our assets in amounts exceeding $100,000 other than sales or transfers in the ordinary course of business or sales of Hectorol®;

•	incur any indebtedness for borrowed money in excess of $100,000 or incur any obligation or liability or enter into any contract or commitment, other than in the ordinary course of business consistent with past practice;

•	change the compensation of any officer, director, employee, agent or consultant, enter into or amend any employment, change of control, severance, retention or other agreement or arrangement with any officer, director, employee, agent or consultant or adopt or increase benefits under any employee benefit plan, except, in each case, as required by applicable law or in accordance with existing agreements or, in the case of employees, agents or consultants who are not executive officers or directors, in the ordinary course of business consistent with past practice;

•	make any loans to any of our officers, directors, employees, agents or consultants or make changes in our existing borrowing or lending arrangements pursuant to an employee benefit plan;

•	make any change in the number of shares of our capital stock authorized, issued or outstanding (other than through the exercise of our stock options and restricted stock unit awards) or grant or accelerate the exerciseability of (other than acceleration required by the terms of our stock options and restricted stock unit awards outstanding) any option, warrant or other right to purchase our capital stock

•	declare or pay any dividend or other distribution on shares of our capital stock or sell, transfer, repurchase or redeem any shares of our capital stock or rights or options to purchase shares of our capital stock;

•	amend or propose to amend our Articles of Incorporation or By-laws or elect or appoint any new directors or officers;

•	make any material acquisition, lease, investment or capital contribution outside the ordinary course of business consistent with past practice;

•	authorize capital expenditures exceeding $200,000 singly or $500,000 in the aggregate;

•	change any of our accounting practices or principles or restate, or become obligated to restate, our financial statements except as may be required by law or to comply with generally accepted accounting principles;

•	make any tax election, settle or compromise any material tax liability, change our tax accounting methods or periods, enter into any tax-related closing agreement, surrender our right to any tax refund, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

•	commence, settle or compromise any pending or threatened legal proceeding that is material, relates to the transaction with Genzyme, would involve restrictions on our business activities or would involve the issuance of our securities;

•	adopt any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger;

•	amend, alter or terminate our rights agreement except as contemplated by the merger agreement, or exempt any person from laws limiting or restricting business combinations or the ability to vote shares of capital stock;

•	pay or satisfy any material liabilities other than in the ordinary course of business and consistent with past practice;

•	make any loans, advances or capital contributions to any person other than customary advances to employees in the ordinary course of business;

•	effectuate any plant closings or mass layoffs;

•	enter into or modify any material license, development, research, collaboration agreement, lease or other contract; or

•	modify, amend, terminate, waive or assign any material rights or claims under any confidentiality agreement to which we are a party.

No Solicitation by Bone Care
      The merger agreement contains provisions prohibiting us from seeking an alternative transaction. Under these “no solicitation” provisions, we have agreed that we will not take any of the following actions:

•	initiate, solicit or knowingly encourage, or take any action to knowingly facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to an alternative transaction;

•	enter into any agreement with respect to an alternative transaction;

•	engage in negotiations or discussions with, or provide any information or data to, any person relating to an alternative transaction; or

•	grant any waiver or release under any standstill or similar agreement.
      Notwithstanding the provisions of the merger agreement described above, prior to the date on which our shareholders approve the merger agreement, we may engage in discussions or negotiations with, or provide information to, a person who makes an unsolicited bona fide written proposal for an alternative transaction if our board of directors determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that the proposal constitutes, or is reasonably likely to constitute, a Superior Proposal (as defined below). However, before we provide any information, the recipient must deliver to us an executed confidentiality agreement with terms at least as favorable to us as the existing confidentiality agreement between us and Genzyme. A “Superior Proposal” is defined to be a proposal for an alternative transaction that:

•	if consummated, would be more favorable to our shareholders, from a financial point of view, than the transactions contemplated by the merger agreement, taking into account all the terms and conditions of the alternative proposal and the merger agreement (including any proposal by Genzyme to amend the terms of the merger agreement); and

•	is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of the alternative proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if any financing required to consummate the proposal is not then committed.
      We have agreed to provide Genzyme with information about any proposal for an alternative transaction we receive and to keep Genzyme informed on a prompt basis of the status of any such proposals.

Recommendation of Our Board of Directors
      Our board of directors has agreed to give its unqualified recommendation that our shareholders approve the merger agreement and to take all lawful action to solicit the approval of the merger agreement. However, our board of directors may, prior to the date on which our shareholders approve the merger agreement, withdraw or modify its recommendation:

•	after it has concluded in good faith, after receipt of advice from outside legal counsel, that the failure to take such action would result in a breach of its fiduciary duties to our shareholders; or

•	after the fifth business day after we have delivered to Genzyme written notice advising Genzyme that our board of directors has received a Superior Proposal and advising Genzyme that it intends to withdraw or modify its recommendation of the merger agreement or the merger or recommend a Superior Proposal.

Indemnification and Insurance for Our Officers and Directors
      The merger agreement provides that until the sixth anniversary of the date on which the merger is completed, all rights to indemnification or exculpation existing in favor of each present and former director or officer of Bone Care as provided in our Articles of Incorporation or By-laws on the date the merger agreement was signed will survive and remain in full force and effect with respect to actions or failures to act occurring before the merger is completed, other than actions or failures to act that relate to a willful breach of the merger agreement.
      The merger agreement also provides that before the merger is completed, Genzyme will obtain a six year “tail” insurance policy that is reasonably acceptable to us and that provides coverage similar to the coverage provided under our directors and officers insurance policy as in effect on the date the merger agreement was signed for events occurring prior to the date the merger is completed; provided, however, Genzyme is not be required to spend more than $1,800,000 to acquire the policy.

Other Covenants
      The merger agreement contains covenants of both parties relating to, among other things, public announcements, notifications, regulatory filings, further assurances, and cooperation in obtaining consents and approvals. We have agreed to, among other things, grant Genzyme access to our assets, properties, business and operations as is reasonably necessary or appropriate in connection with Genzyme’s investigation of us with respect to the transactions contemplated by the merger agreement. We have also agreed to take all necessary actions so that trading of our common stock on The NASDAQ National Market ceases on the day immediately preceding the day on which the merger becomes effective.
Representations and Warranties
      Each of Genzyme and Bone Care has made customary representations and warranties to the other in the merger agreement regarding, among other things:

•	organization and similar corporate matters;

•	the authorization, execution, delivery and performance of the merger agreement; and

•	transaction-related brokers’ and finders’ fees.
      Genzyme and Macbeth have made additional representations and warranties to us regarding, among other things:

•	the accuracy of the information supplied by it for inclusion in this proxy statement;

•	their access to financing; and

•	the absence of judgments, decrees or orders that would prevent, enjoin or materially alter the merger.
      We have made additional representations and warranties to Genzyme regarding, among other things:

•	our capital structure;

•	reports and financial statements filed with the Securities and Exchange Commission and the accuracy of the information contained in those documents;

•	the absence of any undisclosed liabilities and the absence of any material adverse events since June 30, 2004;

•	necessary governmental consents and filings;

•	the absence of material undisclosed litigation or other legal proceedings;

•	necessary third party consents, waivers and notices;

•	ownership, use and non-infringement of intellectual property rights;

•	the absence of conflicts, violations or defaults under its organizational documents and other agreements and documents as a result of executing the merger agreement;

•	the absence of conflicts with or violations of any laws as a result of executing the merger agreement;

•	its material contracts;

•	its assets and properties;

•	its insurance coverage;

•	its commercial relationships with suppliers, collaborators, distributors, licensors and licensees;

•	the filing of tax returns, payment of taxes and other tax matters;

•	its employee benefit plans;

•	compliance with laws and governmental regulations concerning its relations with employees;

•	environmental matters;

•	board approval of the merger and the amendment to our rights agreement to render it inapplicable to the merger; and

•	receipt of an opinion from our financial advisor.
Conditions to the Merger

Conditions to Each Party’s Obligation to Effect the Merger
      Genzyme and Bone Care do not have to complete the merger unless the following conditions are met or waived:

•	our shareholders must approve the merger agreement by the requisite vote;

•	no statute, rule, or regulation shall have been enacted, issued, or enforced that would prohibit the consummation of the merger;

•	no order or injunction issued by a court shall be in effect preventing or prohibiting the consummation of the merger; and

•	Genzyme and Bone Care must obtain all required approvals from governmental entities and satisfy any required waiting periods.

Conditions to the Obligation of Genzyme
      Genzyme does not have to complete the merger unless the following additional conditions are met or waived:

•	we must have performed and complied with, in all material respects, all our agreements and covenants in the merger agreement;

•	our representations and warranties contained in the merger agreement with respect to organization and qualification, authority, board approval of the merger, the amendment to our rights agreement and the vote required to approve the merger must have been true and correct in all respects as of the date of the merger agreement and as of closing date of the merger;

•	our representations and warranties contained in the merger agreement with respect to our capitalization must have been true and correct other than de minimis variations as of the date of the merger agreement and as of closing date of the merger;

•	all of our other representations and warranties contained in the merger agreement (i) must have been true and correct in all material respects as of the date of the merger agreement (other than those representations and warranties qualified by materiality or material adverse effect, which must have been true and correct in all respects), and (ii) except representations and warranties made as of an earlier date, which must be true and correct as of such earlier date, must be true and correct as of the closing date of the merger as if made on and as of the closing date (disregarding all qualifications and exceptions contained in the representations and warranties relating to materiality or material adverse effect), except where the failure of any such representation and warranty to be true and correct as of the closing date would not reasonably be expected to have a material adverse effect;

•	Genzyme must receive the customary closing documents described in the merger agreement;

•	there must not be pending any legal proceeding by any governmental entity against Genzyme or Bone Care or any of their respective directors or officers challenging the merger agreement or the merger, seeking to delay, restrain or prohibit the merger, seeking to prohibit or impose material limitations on Genzyme’s ownership or operation of Bone Care’s assets or business or compel Genzyme or a subsidiary of Genzyme to dispose of any material portion of Bone Care’s assets or business; and

•	none of Bone Care nor any of our officers or directors in his or her capacity as such shall have been criminally indicted on felony changes by any government entity.

Conditions to the Obligation of Bone Care
      We do not have to complete the merger unless the following additional conditions are met or waived:

•	Genzyme and Macbeth must have performed and complied with, in all material respects, all its agreements and covenants in the merger agreement; and

•	Genzyme’s representations and warranties contained in the merger agreement with respect to organization and the organization of Macbeth must have been true and correct in all respects as of the date of the merger agreement and as of closing date of the merger; and

•	all of Genzyme’s other representations and warranties contained in the merger agreement (i) must have been true and correct in all material respects as of the date of the merger agreement (other than those representations and warranties qualified by materiality or material adverse effect, which must have been true and correct in all respects), and (ii) except representations and warranties made as of an earlier date, which must be true and correct as of such earlier date, must be true and correct as of the closing date of the merger as if made on and as of the closing date (disregarding all qualifications and exceptions contained in the representations and warranties relating to materiality or material adverse effect), except where the failure of any such representation and warranty to be true and correct as of the closing date would not reasonably be expected to have a material adverse effect on the ability of Genzyme or Macbeth to complete the merger.
Termination of the Merger Agreement
      Bone Care and Genzyme can agree to terminate the merger agreement at any time upon the approval of their respective boards of directors.
      Either Bone Care or Genzyme can terminate the merger agreement:

•	if a final, non-appealable governmental order or other action or statute, rule or regulation prohibits the merger;

•	if the merger has not been completed by April 30, 2006, except that this right to terminate the merger agreement is not available to a party whose breach of the merger agreement is the reason that the merger has not been completed;

•	if our shareholders do not approve the merger agreement at the special meeting; or

•	if the other party breaches any representation or warranty or fails to perform or comply with any covenant or other agreement in the merger agreement (and the breach or failure would result in the failure of a condition to closing to be satisfied), and the breach or failure, if capable of being cured, is not cured within 30 days of receipt of notice.
      Genzyme can terminate the merger agreement if:

•	our board of directors withdraws, modifies or changes its recommendation of the merger agreement or publicly announces its intention to do so, or approves or recommends an alternative transaction or publicly announces its intention to do so, or fails to recommend against, or takes a neutral position with respect to, any tender or exchange offer by a third party; or

•	we breach in any material respect our obligation not to seek an alternative transaction.
      We can terminate the agreement prior to its approval by our shareholders, if:

•	we have received a Superior Proposal;

•	our board of directors concludes in good faith (after consulting its outside legal counsel) that it is necessary to withdraw, amend or change its recommendation of the merger agreement in order to comply with its fiduciary duties to our shareholders under Wisconsin law;

•	we have provided written notice to Genzyme;

•	at least five business days following the receipt by Genzyme of notice and taking into account any counter proposal made by Genzyme, the alternative transaction remains a Superior Proposal;

•	we have not breached in any material respect our obligation not to seek an alternative transaction; and

•	we pay to Genzyme the termination fee, as described below.
Termination Fees and Expenses
      We will be required to pay Genzyme, upon demand, a termination fee of $19,000,000 and we will be required to reimburse Genzyme, upon demand, for up to $900,000 of the expenses it incurred in connection with the merger agreement and the merger, if Genzyme terminates the merger agreement because:

•	our board of directors withdraws, modifies or changes its recommendation of the merger agreement or publicly announces its intention to do so, or approves or recommends an alternative transaction or publicly announces its intention to do so, or fails to recommend against, or takes a neutral position with respect to, any tender or exchange offer by a third party; or

•	we breach in any material respect our obligation not to seek an alternative transaction.
      If we terminate the merger agreement in accordance with its terms because we received a Superior Proposal, then we will be required to pay Genzyme the $19,000,000 termination fee as a condition to terminating the merger agreement and we will also be required to make the expense reimbursement payment of up to $900,000 to Genzyme upon demand.
      If an alternative transaction was proposed or otherwise communicated to our board of directors after May 4, 2005 and the merger agreement is terminated because:

•	the merger is not completed by April 30, 2006,

•	we breached our representations, warranties or covenants; or

•	our shareholders did not approve the merger agreement;
then, we will be required to make the expense reimbursement payment of up to $900,000 to Genzyme upon demand and if within one year after the merger agreement is terminated we enter into an agreement to be acquired or is acquired, it will be required to pay Genzyme the $19,000,000 termination fee.

No Relief from Liability for Willful Breach
      No termination of the merger agreement will relieve any party of its liability for fraud or the intentional and material breach of its representations, warranties, covenants or agreements set forth in the merger agreement.
Amendments and Waivers
      Subject to applicable law and as otherwise provided in the merger agreement, the merger agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of our shareholders, by written agreement, by action taken by the respective board of directors of Genzyme and Bone Care. However, after the approval of merger agreement by our shareholders, no amendment may be made which by applicable law requires further approval by our shareholders without obtaining such further approval. Any time prior to the effective time of the merger, each party may extend the time for the performance of any of the obligations or other acts of any other party to the merger agreement or waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.
Delisting of Our Shares of Common Stock
      If the merger is completed, our common stock will cease to be quoted on The NASDAQ National Market.
Regulatory Matters
      Under the Hart-Scott-Rodino Antitrust Improvements Act and related rules, this transaction may not be completed unless information and materials about the companies and the mergers are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and the appropriate waiting period requirements have been satisfied. On May [ •  ], 2005, Genzyme and Bone Care made the required filings with the DOJ and the FTC. At any time before or after the completion of the transaction, the DOJ, the FTC or others could take action under United States antitrust laws, including seeking to prevent the transaction, to rescind the transaction or to conditionally approve the transaction upon the divestiture of substantial assets of Genzyme or Bone Care. Genzyme and Bone Care cannot guarantee that a challenge to the transaction on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.
      Genzyme and Bone Care are not aware of any other material governmental or regulatory requirements that must be complied with regarding the transaction, other than federal securities laws.

MARKETS AND MARKET PRICE
      Our common stock is quoted on The NASDAQ National Market under the symbol “BCII” and has been publicly traded since May 1996. As of [ •  ], 2005, there were [ •  ] shares of common stock outstanding, held by approximately [ •  ] shareholders of record. The following table sets forth high and low sales prices per share of our common stock, as reported on The NASDAQ National Market for the time periods indicated.

	High	Low

Fiscal Year Ended June 30, 2003
First Quarter	$7.82	$3.00
Second Quarter	12.64	5.53
Third Quarter	10.25	5.00
Fourth Quarter	14.00	6.95
Fiscal Year Ended June 30, 2004
First Quarter	$14.97	$11.00
Second Quarter	15.05	11.77
Third Quarter	20.60	12.46
Fourth Quarter	26.60	18.51
Fiscal Year Ended June 30, 2005
First Quarter	$26.11	$19.82
Second Quarter	29.46	21.35
Third Quarter	30.10	23.34
Fourth Quarter (through [ • ], 2005)	[ • ]	[ • ]
      On May 3, 2005, the last trading day before Bone Care and Genzyme publicly announced the execution of the merger agreement, the high and low sale prices for our common stock as reported on The NASDAQ National Market were $25.10 and $23.65 per share, respectively, and the closing sale price on that date was $23.83. On [ •  ], 2005, the last trading day for which information was available prior to the date this proxy statement was printed, the high and low sale prices for our common stock as reported on the on The NASDAQ National Market were $ [ •  ] and $ [ •  ] per share, respectively, and the closing sale price on that date was $ [ •  ].
      We have never declared or paid any cash dividends on our common stock, and we do not plan on paying any in the near future. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors deem relevant.
      The merger agreement provides, among other things, that we may not pay any dividends on our common stock without Genzyme’s consent.
      We encourage you to obtain current market quotations for our common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table lists all institutions and individuals known by us to beneficially own more than five percent of our common stock as of May 4, 2005. The table also summarizes information for our directors, including our President and Chief Executive Officer, our four other most highly compensated executive officers for the fiscal year ended June 30, 2004 and for our directors and executive officers as a group.
      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Beneficial ownership generally includes voting or investment power with respect to securities. Common stock subject to an option that is exercisable within 60 days of May 4, 2005 (without regard to the merger), is deemed to be beneficially owned by the person holding the option when computing ownership but is not treated as outstanding when computing the ownership of any other person. We have determined each beneficial owner’s percentage ownership by assuming that stock options held by that person which are exercisable within 60 days of May 4, 2005 (without regard to the merger) have been exercised. Except as indicated by the footnotes to the table below, we believe, based on information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Applicable percentage of beneficial ownership is based on May 4, 2005 shares of common stock outstanding as of May 4, 2005.

	Amount and Nature
	of Beneficial
Name of Beneficial Owner	Ownership	Percent

T. Rowe Price Associates(1)	1,612,100	8.0
100 East Pratt Street
Baltimore, MD 21202
Richard B. Mazess, PhD(2)	1,593,170	7.9
726 Heartland Trail
Madison, WI 53717-1915
Arbor Capital Management LLC(3)	1,216,000	6.0
120 South 6th Street, Suite 1000, One Financial Plaza
Minneapolis, MN 55402
Next Century Growth Investors LLC(4)	1,125,315	5.6
5500 Wayzata Blvd, Suite 1275
Minneapolis, MN 55416
State of Wisconsin Investment Board(5)	1,019,473	5.0
PO Box 7842
Madison, WI 53707
Michael Appelbaum, J.D., CPA(6)	21,890	*
Paul L. Berns(6)	207,777	*
James V. Caruso(6)	52,221	*
Michael D. Casey(6)	53,000	*
Herbert J. Conrad(6)	27,808	*
Jeffrey J. Freitag, M.D.(6)	96,999	*
Brian J. Hayden(6)	25,000	*
Charles R. Klimkowski, CFA(6)	120,384	*
R. Andrew Morgan, R.Ph.(6)	55,553	*
Edward Staiano, Ph.D.(6)	58,000	*
Klaus R. Veitinger, M.D., Ph.D., M.B.A.(6)	16,904	*
All directors and executive officers as of May 4, 2005 as a group (14 persons)(6)	836,171	4.0

(1)	Based on Amendment No. 8 to Schedule 13G filed with the SEC on February 9, 2005.

(2)	Based on Schedule 13G filed with the SEC on January 20, 2005.

(3)	Based on Schedule 13G filed with the SEC on February 4, 2005.

(4)	Based on Schedule 13G filed with the SEC on February 14, 2005.

(5)	Based on Amendment No. 9 to Schedule 13G filed with the SEC on March 8, 2005.

(6)	Includes shares of our common stock that may be acquired within 60 days of May 4, 2005 (without regard to the merger), through the exercise of stock options granted in the following amounts: 207,777 for P.L. Berns; 49,721 for J.V. Caruso; 50,000 for M. Casey; 27,808 for H.J. Conrad; 96,999 for J.J. Freitag; 25,000 for B.J. Hayden; 88,500 for C. Klimkowski; 55,553 for R.A. Morgan; 58,000 for E. Staiano; 16,904 for K.R. Veitinger; and 788,287 for all directors and executive officers as a group.
FUTURE SHAREHOLDER PROPOSALS
      If the merger is completed, we will not hold a 2005 annual meeting of shareholders. If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings and we will hold a 2005 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2005 annual meeting of shareholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in the proxy statement and form of proxy for the 2005 annual meeting pursuant to Rule 14a-8, written notice of any shareholder proposal must be delivered or mailed to and received at our principal executive offices by June 24, 2005, at 1600 Aspen Commons, Middleton, Wisconsin 53562.
      Our By-laws also provide that no business may be conducted at a special meeting unless properly brought before the meeting. For business to be properly brought before a special meeting by a shareholder, the shareholder must have given written notice to Bone Care, received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting, or if less than 70 days’ notice of the meeting or prior public disclosure of the date of the meeting is given or made to shareholders, not later than the close of business on the tenth day following the day on which the notice of the meeting was mailed or, if earlier, the day on which such public disclosure was made. We did not receive any such notices with respect to the special meeting to which this proxy statement relates.
      Our By-laws also provide that no business may be conducted at an annual meeting (including proposed nominations of persons for election to the board) unless properly brought before the meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given written notice to Bone Care, received at our principal executive offices, not less than 60 days nor more than 90 days prior to the meeting or, if less than 70 days notice of the meeting or prior public disclosure of the date of the meeting is given or made to shareholders, not later than the close of business on the tenth day following the day on which the notice of the meeting was mailed or, if earlier, the day on which the public disclosure was made.
      Our By-laws also contain requirements for the information that must be contained in the shareholder notices. Copies of the applicable provisions of the By-laws may be obtained, without charge, upon written request to Bone Care at our principal executive offices. If the merger is not completed, we expect that the 2005 annual meeting will be held on November 15, 2005. Accordingly, a shareholder proposal or nomination intended to be brought before the 2005 annual meeting must be received by us on or after August 17, 2005 and on or prior to September 16, 2005.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information that we file with the Securities and Exchange Commission at the following location of the Securities and Exchange Commission:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549
      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.
      Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at [ •  ]. If you would like to request documents, please do so by [ •  ], in order to receive them before the special meeting.
      A list of shareholders will be available for review at our executive offices during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting. The list of shareholders will be available at the special meeting or any adjournment thereof.
      The written opinion of Citigroup Global Markets Inc., that, as of May 4, 2005, the $33.00 per share cash payment to be received by our shareholders in the merger was fair to them, from a financial point of view, a copy of which is attached to this proxy statement as Appendix B, will also be available for inspection and copying at the same address, upon request by, and at the expense of, the interested shareholder.
      This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction.
      Shareholders should not rely on information other than that contained in this proxy statement. Bone Care has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [ •  ], 2005. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

Appendix A
AGREEMENT AND PLAN OF MERGER
AMONG
GENZYME CORPORATION
MACBETH CORPORATION AND
BONE CARE INTERNATIONAL, INC.

Dated as of May 4, 2005

Section 1
THE MERGER		A-1
1.1	The Merger	A-1
1.2	Effective Time	A-1
1.3	Closing	A-2
1.4	Directors and Officers of the Surviving Corporation	A-2
1.5	Subsequent Actions	A-2
Section 2
CONVERSION OF SECURITIES		A-2
2.1	Conversion of Capital Stock	A-2
2.2	Exchange of Certificates	A-3
2.3	No Dissenters’ Rights	A-4
2.4	The Company Option Plans; Restricted Stock Units	A-4
2.5	Withholding	A-4
2.6	Transfer Taxes	A-5
Section 3
REPRESENTATIONS AND WARRANTIES OF COMPANY		A-5
3.1	Organization and Qualification	A-5
3.2	Authority to Execute and Perform Agreement	A-6
3.3	Capitalization	A-6
3.4	No Company Subsidiaries or Joint Ventures	A-7
3.5	SEC Reports	A-7
3.6	Financial Statements	A-7
3.7	Absence of Undisclosed Liabilities	A-8
3.8	Absence of Adverse Changes	A-8
3.9	Compliance with Laws	A-8
3.10	Actions and Proceedings	A-10
3.11	Contracts and Other Agreements	A-10
3.12	Property	A-11
3.13	Insurance	A-12
3.14	Commercial Relationships	A-13
3.15	Tax Matters	A-13
3.16	Employee Benefit Plans	A-14
3.17	Employee Relations	A-16
3.18	Environmental Matters	A-16
3.19	No Breach	A-18
3.20	Board Approvals; Anti-Takeover; Vote Required	A-18
3.21	Financial Advisor	A-19
3.22	Information in the Proxy Statement	A-19
Section 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		A-19
4.1	Organization	A-19
4.2	Authority to Execute and Perform Agreement	A-19

4.3	Information in the Proxy Statement	A-20
4.4	Sub	A-20
4.5	Financing	A-20
4.6	Ownership of Company Common Stock	A-20
4.7	Litigation	A-20
4.8	Financial Advisor	A-20
4.9	No Significant Shareholder	A-20
Section 5
COVENANTS AND AGREEMENTS		A-20
5.1	Conduct of Business	A-20
5.2	No Solicitation	A-23
5.3	Employee Matters	A-25
Section 6
ADDITIONAL AGREEMENTS		A-25
6.1	Proxy Statement	A-25
6.2	Meeting of Shareholders of the Company	A-26
6.3	Access to Information	A-26
6.4	Public Disclosure	A-26
6.5	Regulatory Filings; Reasonable Efforts	A-26
6.6	Notification of Certain Matters	A-27
6.7	Indemnification	A-28
6.8	NASDAQ National Market	A-28
Section 7
CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO CONSUMMATE THE MERGER		A-28
7.1	Conditions to Obligations of Each Party to Effect the Merger	A-28
7.2	Additional Conditions to the Obligations of Parent and Sub	A-28
7.3	Additional Conditions to the Obligations of the Company	A-29
Section 8
TERMINATION, AMENDMENT AND WAIVER		A-30
8.1	Termination	A-30
8.2	Effect of Termination	A-31
8.3	Fees and Expenses	A-31
8.4	Amendment	A-32
8.5	Waiver	A-32
Section 9
MISCELLANEOUS		A-32
9.1	No Survival	A-32
9.2	Notices	A-32
9.3	Entire Agreement	A-33
9.4	Governing Law	A-33
9.5	Binding Effect; No Assignment; No Third-Party Beneficiaries	A-33
9.6	Section Headings	A-34
9.7	Counterparts	A-34
9.8	Severability	A-34

9.9	Submission to Jurisdiction; Waiver	A-34
9.10	Enforcement	A-34
9.11	Rules of Construction; Certain Definitions	A-34
9.12	No Waiver; Remedies Cumulative	A-35
9.13	Waiver of Jury Trial	A-35

INDEX OF DEFINED TERMS

Section

Acquiring Person	3.20(c)
Acquisition Proposal	5.2(a)
Affected Employees	5.3(c)
Agreement	Preamble
Articles of Merger	1.2
Assignee	9.5(a)
CERCLA	3.18(b)
Certificates	2.2(b)
Closing	1.3
Closing Date	1.3
Code	2.5
Company	Preamble
Company 10-K	3.5
Company 10-Qs	3.6
Company Balance Sheet	3.7
Company Board of Directors	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	Section 3
Company Material Adverse Effect	3.1(a)
Company Option	2.4
Company Options	2.4
Company Preferred Stock	3.3(c)
Company Restricted Stock Units	2.4(c)
Company Rights	3.3(c)
Company Rights Agreement	3.3(c)
Company SEC Reports	3.5
Company Shareholder Approval	6.1
Company Shareholders Meeting	6.2
Confidentiality Agreement	5.2(b)
DOJ	6.5(a)
Effective Time	1.2
Environmental Laws	3.18(d)(i)
ERISA	3.16(a)
ERISA Affiliate	3.16(a)
Exchange Act	3.5
Exchange Fund	2.2(a)
Expenses	8.3
FDA	3.9(d)
FDCA	3.9(d)
FTC	6.5(a)
GAAP	3.6
Governmental Entity	9.11(b)
Hazardous Materials	3.18(d)(ii)

Section

HIPAA Regulations	3.9(j)
HSR Act	3.19
Indemnified Parties	6.7(a)
IRS	3.16(b)
knowledge of the Company	3.3(e)
Laws	3.9(b)
material deficiency	3.6
Merger	1.1(a)
Merger Consideration	2.1(c)
Nasdaq	6.4
Option Plans	2.4
Parent	Preamble
Parent Board	8.1(a)
Parent Disclosure Schedule	Section 4
Paying Agent	2.2(a)
Permits	3.9(a)
Per Share Price	2.1(c)
person	9.11(c)
PHS	3.9(d)
Plans	3.16(a)
Principal Shareholders	Recitals
Proprietary Rights	3.12(a)
Proxy Statement	3.22
Real Property	3.12(b)
Release	3.18(d)(iii)
Representatives	5.2(a)
Restraints	8.1(b)
SEC	3.5
Securities Act	3.11(c)
significant weakness	3.6
Sub	Preamble
Sub Common Stock	2.1
Subsequent Determination	5.2(c)
Superior Proposal	5.2(b)
Surviving Corporation	1.1(a)
Tax	3.15(a)
Taxable	3.15(a)
Taxes	3.15(a)
Tax Returns	3.15(a)
Termination Date	8.1(b)
Termination Fee	8.2(b)
WBCL	Recitals

v

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 4, 2005 is among Genzyme Corporation (“Parent”), a Massachusetts corporation, Macbeth Corporation (“Sub”), a newly-formed Wisconsin corporation and a direct wholly-owned subsidiary of Parent, and Bone Care International, Inc. (the “Company”), a Wisconsin corporation.
RECITALS
      WHEREAS, the Board of Directors of each of Parent, Sub and the Company has approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;
      WHEREAS, the Board of Directors of each of Parent, Sub and the Company has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1(a)), in accordance with the Wisconsin Business Corporation Law (“WBCL”) and upon the terms and subject to the conditions set forth herein;
      WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to, and in the best interests of, the Company and the holders of outstanding shares of the common stock of the Company (the “Company Common Stock”) and, subject to the terms and conditions of this Agreement, has resolved to recommend that the holders of such shares of Company Common Stock approve this Agreement; and
      WHEREAS, the Company, Parent and Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby;
      NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:
Section 1
THE MERGER
      1.1 The Merger.
      (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company and Sub shall consummate a merger (the “Merger”) in accordance with the WBCL, pursuant to which (i) Sub shall be merged with and into the Company, and the separate corporate existence of Sub shall thereupon cease; (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Wisconsin; (iii) the corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (iv) the Company shall succeed to and assume all the rights and obligations of Sub. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.
      (b) The Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time (other than the name of Sub, which shall be amended to “Bone Care International, Inc.”), shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
      (c) The By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provide therein or by applicable Law.
      1.2 Effective Time. Parent, Sub and the Company shall cause articles of merger (the “Articles of Merger”) to be executed and filed on the Closing Date (as defined in Section 1.3) (or on such other date as

Parent and the Company may agree) with the Department of Financial Institutions of the State of Wisconsin as provided in the WBCL. The Merger shall become effective at 11:59 p.m. on the date on which the Articles of Merger have been duly filed with the Department of Financial Institutions of the State of Wisconsin or such later time and date as is agreed upon by the parties and specified in the Articles of Merger, such time referred to herein as the “Effective Time.”
      1.3 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m. (Boston time) on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Section 7 capable to satisfaction prior to the Closing (the “Closing Date”), at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, unless another date or place is agreed to in writing by the parties hereto.
      1.4 Directors and Officers of the Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and By-Laws.
      1.5 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
Section 2
CONVERSION OF SECURITIES
      2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or any shares of common stock of Sub (“Sub Common Stock”):

(a) Sub Common Stock. Each issued and outstanding share of Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive $33.00 (the “Per Share Price”), payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such certificate in accordance with Section 2.2.

      2.2 Exchange of Certificates.
      (a) Paying Agent. Parent shall designate American Stock Transfer & Trust Company or another bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Parent shall provide or cause the Surviving Corporation to provide to the Paying Agent on a timely basis, on or prior to the Effective Time and as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.1(c), Parent shall promptly deposit or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments of Merger Consideration, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.
      (b) Exchange Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon, and shall not evidence any interest in, or any right to exercise the rights of a shareholder or other equity holder of, the Company or the Surviving Corporation.
      (c) Transfer Books; No Further Ownership Rights in Shares of Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.
      (d) Termination of Exchange Fund; No Liability. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If Certificates are not surrendered prior to two (2) years after the Effective Time, unclaimed Merger Consideration payable with respect to such shares of Company Common Stock shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
      (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.
      2.3     No Dissenters’ Rights. Holders of Company Common Stock will not have dissenters’ rights under Section 180.1302(4) of the WBCL with respect to the Merger.
      2.4     The Company Option Plans; Restricted Stock Units.
      (a) Prior to the Effective Time, the Company Board of Directors (or the appropriate committee of the Company Board of Directors) shall adopt such resolutions or shall take such other actions as are required to approve the transactions contemplated by this Section 2.4. The Company shall use reasonable efforts to obtain any necessary consents of the holders of Company Stock Options or Company Restricted Stock Units to effect this Section 2.4.
      (b) The Company shall use reasonable efforts to ensure that at the Effective Time, each outstanding option to acquire shares of Company Common Stock (a “Company Option” or “Company Options”) granted under the Company’s Incentive Stock Option Plan, 1996 Stock Option Plan, 2002 Stock Option Plan or 2003 Stock Option Plan (collectively, the “Option Plans”), without regard to the extent then vested or exercisable, shall be cancelled and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than ten (10) days after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to the product of (x) the excess, if any, of the Per Share Price (or if required pursuant to the terms of the applicable Option Plan, the closing price of the Company’s Common Stock on the Closing Date) over the exercise price of each such Company Option and (y) the number of unexercised shares of Company Common Stock subject thereto (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.5).
      (c) The Company shall use reasonable efforts to ensure that at the Effective Time, each outstanding restricted stock unit granted under any of the Option Plans (the “Company Restricted Stock Units”) shall be cancelled and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than ten (10) days after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to the product of (x) the Price Per Share (or if required pursuant to the terms of the applicable Option Plan, the closing price of the Company’s Common Stock on the Closing Date) and (y) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable Taxes withheld pursuant to Section 2.5).
      (d) As of the Effective Time, the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled.
      (e) The Company shall use reasonable efforts to effectuate the foregoing, including, but not limited to, sending out the requisite notices and seeking to obtain all consents necessary to cash out and cancel all Company Options and Company Restricted Stock Units or to ensure that, after the Effective Time, no person shall have any right under the Option Plans, except as set forth herein.
      2.5     Withholding. Each of Parent and Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Company

Options such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of Tax (as defined in Section 3.15) law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
      2.6     Transfer Taxes. If payment of the Merger Consideration payable to a holder of shares of Company Common Stock pursuant to the Merger is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.
Section 3
REPRESENTATIONS AND WARRANTIES OF COMPANY
      Except as set forth on the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”) and signed by the Company’s chief executive officer and chief financial officer, the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, the Company represents and warrants to Parent and Sub as set forth below. For purposes of the representations and warranties of the Company contained herein, disclosure in any section of the Company Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by the Company calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties if it is reasonably apparent on the face of the Company Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Company Disclosure Schedule or other document delivered by the Company pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
      3.1     Organization and Qualification.
      (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Wisconsin and has corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted. The Company is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by Law, except for jurisdictions in which the failure to be so qualified or authorized would not reasonably be expected to have a Company Material Adverse Effect. “Company Material Adverse Effect” shall mean (i) a material adverse effect on the assets, properties, business, results of operations or financial condition of the Company, (ii) an effect that materially alters (including with respect to cost), delays or materially interferes with the ability of the Company to consummate the transactions contemplated hereby or (iii) a failure of the Company’s chief executive officer or chief financial officer to provide an unqualified certification in any certification required to be filed with any document filed with the SEC; provided, that in no event shall effects primarily resulting from any of the following be taken into account in determining whether there is, has been or is reasonably likely to be a “Company Material Adverse Effect”: (A) the economy or securities markets of the United States in general, (B) conditions affecting the biotechnology and biopharmaceutical industries generally, in each case, without a disproportionate impact on the Company, (C) the announcement or pendency of the transactions contemplated hereby or compliance with the terms and conditions of this Agreement, (D) any change in the stock price or trading volume of the Company Common Stock, (E) failure to meet published or internal financial projections or forecasts (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably likely be, a Company Material Adverse Effect), (F) any act of terrorism or war not specifically directed at the Company and without a disproportionate impact on the Company, (G) any change to GAAP after the date of this Agreement which the Company is required to adopt or (H) any change in Laws not specifically directed at the Company.
      (b) The Company has previously provided to Parent true and complete copies of the Articles of Incorporation and By-Laws of the Company as presently in effect, and the Company is not in default in the performance, observation or fulfillment of such documents.
      3.2     Authority to Execute and Perform Agreement. The Company has the corporate power and authority to execute and deliver this Agreement and, subject, in the case of consummation of the Merger, to the approval of this Agreement by the holders of Company Common Stock, to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board of Directors. No other action on the part of the Company is necessary to consummate the transactions contemplated hereby (other than approval of this Agreement by the holders of Company Common Stock). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.
      3.3     Capitalization.
      (a) The Company is authorized to issue 28,000,000 shares of Company Common Stock, of which 20,156,131 shares were issued and outstanding as of April 30, 2005. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre emptive rights, except to the extent otherwise provided in Section 180.0622(2)(b) of the WBCL.
      (b) The Company has reserved 2,203,268 shares of Company Common Stock for issuance pursuant to all of the Company Options and the Company Restricted Stock Units. Company Options to purchase 2,088,268 shares of Company Common Stock and Company Restricted Stock Units for 115,000 shares of Company Common Stock were outstanding as of April 30, 2005. Section 3.3(b) of the Company Disclosure Schedule includes a true and complete list of all Company Options and Company Restricted Stock Units outstanding as of April 30, 2005, which schedule shows the plan pursuant to which the Company Option or Company Restricted Stock Unit was granted, the applicable vesting and acceleration provisions, the expiration date, and whether any option is an incentive stock option. True and complete copies of all forms of agreements for Company Options and Company Restricted Stock Units have been made available to Parent. The Company is obligated to accelerate the vesting of all Company Options and Company Restricted Stock Units as a result of the transactions contemplated hereby. Each Company Stock Option Plan (including all amendments) has been duly approved by the Company’s shareholders.
      (c) The Company is authorized to issue 2,000,000 shares of Preferred Stock (“Company Preferred Stock”), and 140,000 shares of Company Preferred Stock have been designated as Series A Junior Participating Preferred Stock, all of which were reserved for issuance upon exercise of preferred stock purchase rights (the “Company Rights”) issuable pursuant to the Shareholders Rights Agreement, dated as of April 15, 1996, as amended by the First Amendment to Rights Agreement dated as of September 21, 1999, between the Company and Wells Fargo Minnesota, N.A., as successor to Norwest Bank Minnesota, National Association, as rights agent (the “Company Rights Agreement”).
      (d) Except for (i) shares indicated as issued and outstanding on April 30, 2005 in Section 3.3(a) and (ii) shares issued after such date upon the exercise of outstanding Company Options or Company Restricted Stock Units listed in Section 3.3(b) of the Company Disclosure Schedule, there are not as of the date hereof, and at the Effective Time there will not be, any shares of Company Common Stock issued and outstanding.
      (e) The Company’s authorized capital stock consists solely of the Company Common Stock described in Section 3.3(a) and the Company Preferred Stock described in Section 3.3(c). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any such agreement, other than Company Options and Company Restricted Stock Units listed in Section 3.3(b) of the Company Disclosure Schedule. To the knowledge of the Company, there are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company. For purposes of this Agreement, “knowledge of the Company” shall mean the actual knowledge of the individuals listed on Section 3.3(e) of the Company Disclosure Schedule.
      (f) The Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders may vote.
      3.4     No Company Subsidiaries or Joint Ventures. There is no corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) the Company is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company. There is no corporation or other entity (including partnership, limited liability company and other business association) that is not described in the first sentence of this Section 3.4 and in which the Company owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity)
      3.5     SEC Reports. The Company previously has made available to Parent (i) its Annual Report on Form 10-K for the year ended June 30, 2004 (the “Company 10-K”), as filed with the United States Securities and Exchange Commission (the “SEC”), (ii) all proxy statements relating to the Company’s meetings of shareholders held or to be held after June 30, 2004 and (iii) all other documents filed by the Company with, or furnished by the Company to, the SEC under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) since June 30, 1999 and prior to the date of this Agreement (the “Company SEC Reports”). As of their respective dates, such documents complied, and all documents filed by the Company with the SEC between the date of this Agreement and the Closing Date shall comply, in all material respects, with applicable requirements of the Securities Exchange Act and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. On and since June 30, 2004, the Company has timely filed, and between the date of this Agreement and the Closing Date shall timely file, with the SEC all documents required to be filed by it under the Exchange Act.
      3.6     Financial Statements. The financial statements contained in the Company 10-K and in the Company’s quarterly reports on Form 10-Q for the quarters ended September 30, 2004 and December 31, 2004 (collectively, the “Company 10-Qs”) have been prepared from, and are in accordance in all material respects with, the books and records of the Company and presented fairly, in all material respects, the financial condition and results of operations of the Company as of and for the periods presented therein, and were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis, except as otherwise indicated therein and subject in the case of the unaudited financial statements included in the Company 10-Qs to normal year-end adjustments, which in the aggregate are not material, and the absence of notes. The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, that transactions are executed only in accordance with the authorization of management and regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company is not a party to, or does not have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of ay material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Reports. Since July 1, 2004, the Company has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board.
      3.7     Absence of Undisclosed Liabilities. As of June 30, 2004, the Company had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet (the “Company Balance Sheet”) dated June 30, 2004 (or the notes thereto) included in the Company 10-K that were not adequately reflected or reserved against on the Company Balance Sheet (or adequately disclosed in the notes thereto). The Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Company Balance Sheet, (ii) reflected on the Company’s unaudited balance sheet dated December 31, 2004, included in the Form 10-Q filed by the Company for the quarter ended December 31, 2004, (iii) included in the Company Disclosure Schedule, or (iv) incurred since December 31, 2004 in the ordinary course of business, consistent with past practice.
      3.8     Absence of Adverse Changes.
      (a) Except as specifically disclosed in the Company SEC Reports, since June 30, 2004, there has not been any change, event or circumstance that has had, or is reasonably likely to have, a Company Material Adverse Effect.
      (b) Except as specifically disclosed in the Company SEC Reports, there has not been any action taken by the Company during the period from June 30, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b).
      3.9     Compliance with Laws.
      (a) The Company including its employees (to the extent applicable) have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or the holding of any such interest ((i) and (ii) are herein collectively called “Permits”), and all of such Permits are valid and in full force and effect, except where the failure to obtain or have any such Permit would not reasonably be expected to have a Company Material Adverse Effect; and no material proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend, cancel, terminate, or adversely modify any such Permit.
      (b) The Company has complied in a timely manner and in all material respects, with all material federal, state, local or foreign laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity (collectively, “Laws”) relating to any of the property owned, leased or used by it, or applicable to its business or products, including, but not limited to, (i) the Foreign Corrupt Practices Act of 1977 and any other Laws regarding use of funds for political activity or commercial bribery and (ii) Laws relating to equal employment opportunity, discrimination, interstate commerce, anti-kickback, healthcare and antitrust.
      (c) The Company including, to the knowledge of the Company, its employees (to the extent the Company would be reasonably expected to have material liability with respect thereto), are not in violation of any Laws, including without limitation the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder, or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, relating to the operation of preclinical or clinical testing laboratories, labor and employment practices, zoning, except for violations of or liabilities under any of the foregoing which would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
      (d) To the knowledge of the Company, each product and product candidate subject to United States Food and Drug Administration (the “FDA”) jurisdiction under the Federal Food, Drug and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHS”) or similar foreign Governmental Entity or Law that is manufactured, tested, distributed, held and/or marketed by the Company, and to the knowledge of the Company its licensees, is being manufactured, tested, distributed, held and marketed in compliance in all material respects with all applicable requirements under the FDCA, the PHS or such similar Law of any foreign jurisdiction including, but not limited to, those requirements relating to investigational use, FDA marketing authorization, good manufacturing practices, labeling, advertising, promotional activities, record keeping, filing of reports, including adverse event and other reports, and security. The Company has previously provided Parent with an accurate and complete list of all adverse event reports submitted during the last three years.
      (e) To the knowledge of the Company, the Company has, prior to the execution of this Agreement, made available to Parent copies of all documents in its possession (or to which it has reasonable access) material to assessing compliance with the FDCA and its implementing regulations, the PHS and its implementing regulations, and similar foreign Laws, including, but not limited to, copies of (i) all warning letters and untitled letters, notices of adverse findings and similar correspondence received in the last three years, (ii) all 483s and other audit reports (whether conducted by the FDA or otherwise) performed during the last three years, (iii) an accurate and complete schedule of all product “recalls,” “corrections,” “removals,” “market withdrawals,” and “stock recoveries” as such terms are defined in the regulations promulgated under the FDCA, and (iv) any document (including correspondence and minutes) concerning any significant oral or written communication between the Company and the FDA or a similar foreign Governmental Entity in the last three years.
      (f) To the knowledge of the Company, the Company is not, and has not been, including with respect to its sales, marketing and pricing practices, in violation in any material respect of any federal or state statute, regulation or common law, including without limitation the Federal Anti-Kickback Act, state anti-kickback laws, federal conspiracy statutes, the Prescription Drug Marketing Act, the Federal False Claims Act, state false claims acts, the Federal Stark Law, state Medicaid fraud statutes, state consumer protection statutes, federal fraud statutes, state fraud statutes, common law fraud, and any other federal or state statute related to sales and marketing practices of pharmaceutical manufacturers and others involved in the purchase and sale of pharmaceutical products.
      (g) To the knowledge of the Company, the Company complies in all material respects with, has complied in all material respects with, and maintains and has maintained systems and programs to ensure compliance with, all requirements of the FDCA, PHS, and regulations issued thereunder, and similar or related foreign or domestic Laws and regulations, pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflicts of interest including, but not limited to, Current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, Establishment Registration and Product Listing

requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements.
      (h) To the knowledge of the Company, the Company has complied in all material respects with its obligations to report accurate pricing information for its pharmaceutical products to the government and to price reporting services relied upon by the government and other payors for pharmaceutical products, including without limitation its obligation to report accurate Average Manufacturer Prices and Best Prices under the Medicaid Rebate Statute, as well as accurate Average Wholesale Prices, Average Sales Prices and Wholesale Acquisition Costs.
      (i) To the knowledge of the Company, the Company has not engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by the Company.
      (j) The Company has complied in all material respects and continues to comply in all material respects with the applicable administration simplification regulations published pursuant to the Health Insurance Portability and Accountability Act of 1996, including without limitation regulations governing the privacy and security of health information and the conduct of certain electronic transactions (collectively the “HIPAA Regulations”). To the knowledge of the Company, there are no complaints or allegations against the Company of any violations of the HIPAA Regulations, whether by a Governmental Entity, a patient, a plan member, a current or former employee or volunteer or any other person.
      (k) To the knowledge of the Company, the Company is in compliance in all material respects with all export control Laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and asset control Laws, including those administered by the U.S. Department of the Treasury.
      (l) To the knowledge of the Company, the Company has made available to Parent all written materials within its possession, including notes from conversations with and correspondence, to and from the US Department of Justice (Office of the Inspector General), in connection with the subpoena dated October 27, 2004, and, to the knowledge of the Company, the Company has responded accurately and completely in response to questions from Parent with respect to such materials.
      3.10     Actions and Proceedings.
      (a) There are no material outstanding, orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against the Company or any of its assets or properties. There are no material actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its assets or properties. To the knowledge of the Company, there is no fact, event or circumstance now in existence that would reasonably be expected to give rise to any action, suit, claim, proceeding or investigation that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
      (b) There are no pending nor, to the knowledge of the Company, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company.
      3.11 Contracts and Other Agreements.
      (a) The Company is not a party to or bound by, and its properties are not subject to, any contract or other agreement required to be disclosed in or filed as an exhibit to a Form 10-K, Form 10-Q or Form 8-K of the SEC which is not disclosed in or filed as an exhibit to, as applicable, the Company 10-K, the Company 10-Qs or a Form 8-K filed by the Company after the filing of the Form 10-K. All of such contracts and other agreements and all of the agreements listed in Section 3.11(a) of the Company Disclosure Schedule are valid, subsisting, in full force and effect, binding upon the Company, and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms (except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity), and the Company is not in material default under any of them, nor, to the knowledge of the Company, is any other party to any such contract or other agreement in material default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute a material default under any of them, except in each case except for defaults which individually or in the aggregate would not reasonably be expected to result in termination of an agreement or result in a material liability. True and complete copies of all of the contracts and other agreements referred to in this Section 3.11 have been made available to Parent.
      (b) Other than those contracts filed as exhibits to the Company 10-K or the Company 10-Qs, the Company is not a party to any agreement that limits or restricts the Company or any of its affiliates or successors in competing or engaging in any line of business, in any therapeutic area, in any geographic area or with any person.
      (c) The Company is not a party to any agreement obligating the Company to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”).
      (d) Section 3.11(d) of the Company Disclosure Schedule contains a correct and complete list of all effective registration statements filed by the Company on Form S-3 pursuant to Rule 415 under the Securities Act or Form S-8 or otherwise relying on Rule 415 under the Securities Act.
      (e) Other than agreements filed as exhibits to the Company 10-K or the Company 10-Qs (including any incorporated therein by reference), unredacted copies of which have previously been made available to Parent, the Company is not a party to any agreement (i) involving research, development or the license of Proprietary Rights (as defined in Section 3.12(a)), (ii) granting a right of first refusal, or right of first offer or comparable right with respect to Proprietary Rights, (iii) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person, (iv) providing for the payment or receipt by the Company of milestone payments or royalties, (v) including or involving a loan or other extension of credit to a director or officer of the Company, or (vi) that individually requires or contemplates aggregate expenditures by the Company in any twelve month period of more than $200,000.
      (f) To the knowledge of the Company, no executive officer or director of the Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in any property or assets of the Company (except as a shareholder), any competitor, customer, supplier or agent of the Company or any person that is currently a party to any material contract or agreement with the Company.
      (g) The Company is not a party to any interest rate, equity or other swap or derivative instrument.
      3.12 Property.
      (a) The Company owns, is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions, copyrights and all other technology and intellectual property (including, without limitation, biological materials), all registrations of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or from the Company relating to any of the foregoing, that are material to its business as presently conducted or as contemplated to be conducted (collectively, the “Proprietary Rights”). To the knowledge of the Company, all patents, trademarks and copyrights referred to above are valid and subsisting. On the Closing Date, the Company shall provide Parent with a schedule of any Taxes, maintenance fees or actions falling due within 90 days of the Closing Date with respect to patents, trademarks and copyrights registrations of which the Company is the owner of record (whether sole owner or co-owner) or otherwise required to pay such maintenance fees or take such actions. To the knowledge of the Company, there is no basis for any claim by any third party that the business of the Company infringes upon the proprietary rights of others, nor has the Company received any notice or claim of infringement from any third party. To the knowledge of the Company, there is no existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights. To the knowledge of the Company, the Company has the right to sell its products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the knowledge of the Company, none of the activities of the employees of the Company violates any agreement or arrangement which any such employees have with former employers. To the knowledge of the Company, all employees and consultants who contributed to the discovery or development of any of the Proprietary Rights did so either (x) within the scope of their employment such that, in accordance with applicable Law, all Proprietary Rights arising therefrom became the exclusive property of the Company or (y) pursuant to written agreements assigning all Proprietary Rights arising therefrom to the Company. Assignment documents assigning to Company all rights of such employees, contractors and consultants have been duly filed in all relevant patent offices worldwide for all patent applications and patents owned in whole or in part by Company. To the knowledge of the Company, all employees engaged in the development of experimental data relevant to the discovery or development of any of the Proprietary Rights maintain contemporaneous records of their experiments in laboratory notebooks which are signed, dated, witnessed and maintained in accordance with good scientific practices. To the knowledge of the Company, each employee, contractor or consultant of the Company who has proprietary knowledge of or information relating to the manufacturing processes, or the formulation of the products, of the Company has executed and delivered to the Company an agreement or agreements restricting such person’s right to (A) use and disclose confidential information of the Company and (B) enter into certain employment, consulting or similar contractual relationships with companies that are competitors of the Company for a specified period of time. To the knowledge of the Company, there are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations that: (i) restrict any Proprietary Rights; (ii) restrict the conduct of the business of the Company or any of its employees; or (iii) grant third parties any material rights under Proprietary Rights. To the knowledge of the Company, no material trade secret of the Company has been disclosed or is authorized to be disclosed to any third party in violation of confidentiality obligations to the Company and, to the knowledge of the Company, no party to a nondisclosure agreement with the Company is in breach or default thereof. To the knowledge of the Company, no current or former director, officer, consultant or employee of the Company will, after giving effect to the Merger, own any of the Proprietary Rights. To the knowledge of the Company, the execution of, the delivery of, the consummation of the Merger contemplated by, and the performance of the Company’s obligations under, this Agreement will not result in any loss or impairment of any Proprietary Rights.
      (b) The Company has all assets, properties, rights and contracts necessary to permit the Company to conduct its business as it is currently being conducted, except where the failure to have such assets, properties, rights and contracts would not reasonably be expected to have a Company Material Adverse Effect. The Company has marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since June 30, 2004 in the ordinary course of business consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in such properties and assets, in each case, free and clear of all imperfections of title, restrictions, encroachments, liens and easements, except (i) liens for current Taxes not yet due and payable, (ii) such imperfections of title, restrictions, encroachments, liens and easements as do not and would not reasonably be expected to materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Company Balance Sheet. There are no written or oral subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any real property owned or leased by the Company (collectively, the “Real Property”) to another person, and there is no person in possession of the Real Property other than the Company. There is no pending, or, to the knowledge of the Company, threatened eminent domain, condemnation or similar proceeding affecting any Real Property. To the knowledge of the Company, the property and equipment of the Company that are used in the operations of business are (i) in good operating condition and repair and (ii) have been maintained in accordance with normal industry practices. Section 3.12(b) of the Company Disclosure Schedule lists all Real Property.
      3.13 Insurance. All policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company are in full force and effect in all material respects, are reasonably adequate for the businesses engaged in by the

Company and are in conformity in all material respects with any requirements of all leases or other agreements to which the Company is a party and, to the knowledge of the Company, are valid and enforceable in accordance with their terms. The Company is not in default in any material respect with respect to any material provision contained in such policy or binder nor has the Company failed to give any notice or present any material claim under any such policy or binder in due and timely fashion. All premiums due and payable to date for each policy or binder have been paid for the current period, and there are no outstanding premium finance payments due for such period. There are no material outstanding unpaid claims under any such policy or binder. The Company has not received notice of cancellation or non-renewal of any such policy or binder. All applications for the Company’s currently effective directors’ and officers’ insurance were true, correct and complete in all material respects when submitted to the carrier.
      3.14 Commercial Relationships. Since June 30, 2004, none of the Company’s material suppliers, collaborators, manufacturers, distributors, licensors or licensees has canceled or otherwise terminated its relationship with the Company or has, during the last twelve months, materially altered its relationship with the Company. To the knowledge of the Company, (a) there is no plan or intention of any such entity, and the Company has not received any threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with the Company and (b) as of the date of this Agreement, no such entity is experiencing financial or other difficulties that would be reasonably likely to jeopardize its ability to perform its contractual obligations to the Company. Without limiting the generality of the foregoing, the Company is in compliance in all material respects with diligence obligations, and has not failed to achieve any development milestones within applicable time periods, under material license agreements.
      3.15 Tax Matters.
      (a) For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all United States federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers’ compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, capital, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest, penalties and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. “Tax Return” means any return, declaration, report, claim for refund, tax shelter disclosure statements or information return or statement filed or required to be filed with any taxing authority in connection with Taxes, including any attachments thereto and any amendments thereof.
      (b) All Tax Returns required to be filed by or with respect to the Company have been filed within the time and in the manner prescribed by Law (taking into account applicable extensions properly obtained), except where the failure to so file would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such Tax Returns are true, correct and complete, and all Taxes owed by the Company, whether or not shown on any Tax Return, have been paid, except where the failure to be true, correct or complete, or the failure to so pay, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No written claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns asserting that the Company is or may be subject to material Taxation by that jurisdiction.
      (c) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes which are not yet due and payable.
      (d) No assessment, dispute or judicial or administrative proceeding is currently pending or threatened in writing with respect to any Tax Return or Taxes of the Company, except for any such assessment, dispute or proceeding that, if determined adverse to the Company, would not, individually or in the aggregate, reasonably be expected to create a material liability to the Company. No material deficiency for any Taxes has been proposed in writing against the Company, which deficiency has not been paid in full.
      (e) There are no outstanding written agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the

Company for any taxable period. No power of attorney granted by or with respect to the Company relating to Taxes is currently in force.
      (f) All withholding and payroll Tax requirements required to be satisfied by the Company (including requirements to deduct, withhold and pay over amounts to any Governmental Entity and to comply with any record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party) have been satisfied, except where the failure to so satisfy any such requirement would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
      (g) The Company does not have any liability for the Taxes of any other person (other than the Company) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law).
      (h) No payment, other benefit, or acceleration of the vesting of any options, payments or other benefits (nor any agreement, contract, arrangement or plan providing for any of the foregoing), will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual,” as those terms are defined in Section 280G of the Code and the applicable regulations of the U.S. Department of the Treasury.
      (i) The Company is not, and during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code was not, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
      (j) The Company has not distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Code Section 355.
      (k) The Company has delivered or made available to Parent complete and correct copies of all U.S. federal and state income Tax Returns of the Company with respect to the three taxable years ended prior to the date hereof for which such Tax Returns have been filed. The Company has delivered or made available to Parent written schedules of (i) the taxable years of the Company for which the statute of limitations with respect to U.S. federal income taxes has not expired and (ii) in the case of each U.S. federal income taxable year described in clause (i), those years for which examinations have been completed, those years for which examinations are currently in progress, those years for which examinations have not yet been initiated and those years for which U.S. federal income Tax Returns have not yet been filed.
      (l) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provisions of state, local or foreign Tax law) made prior to the Closing Date or (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed during the six (6) year period ending on the Closing Date.
      (m) The Company has not engaged in any “listed transaction” (or any transaction substantially similar to a listed transaction) identified pursuant to Treas. Reg. 1.6011-4(b)(2).
      3.16     Employee Benefit Plans.
      (a) Section 3.16(a) of the Company Disclosure Schedule lists each pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, medical, death benefit, incentive, bonus, stock, other equity-based, vacation pay, severance pay, cafeteria plan and other material plan, program and arrangement that benefits one or more employees, directors or other providers of services, including without limitation each “employee benefit plan” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is maintained by Company or to which the Company is required to contribute (each, a “Plan”).

      (b) The Company has made available to Parent current, accurate and complete copies of each of the following together with, in each case, all amendments: (i) each Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Plan that has not been reduced to writing, (iii) the summary plan description for each Plan subject to Title I of ERISA, and in the case of each other Plan, any similar employee summary (including but not limited to any employee handbook description), (iv) for each Plan intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter issued by the Internal Revenue Service (“IRS”), (v) for each Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and the annual reports/returns for the two preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connection with any Plan, and (vii) for each Plan that is intended to be qualified under Code Section 401(a), copies of any existing compliance testing results (including nondiscrimination testing (401(a)(4), ADP, ACP, multiple use), 402(g), 415 and top-heavy tests conducted by or on behalf of the Company) for the most recent plan year.
      (c) There is no entity that together with the Company would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
      (d) Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, each Plan has been administered in all material respects in accordance with its terms and the provisions of applicable law, including without limitation ERISA and the Code, and to the knowledge of the Company nothing has been done or not done with respect to any Plan, the doing or not doing of which could result in any material liability on the part of the Company under Title I of ERISA, Chapter 43, 47 or 100 of the Code (or any other provision of the Code that imposes an excise tax or other penalty in connection with any Plan or employee benefit), or the applicable law of any non-U.S. jurisdiction, and none of the Plans is currently under examination by the IRS, U.S. Department of Labor or other governmental agency or department (within the U.S. or outside the U.S.). All contributions, premiums and other amounts due to or in connection with each Plan under the terms of the Plan or applicable Law have been timely made, and provision has been made on the balance sheet included in the Company 10-Qs for such contributions, premiums and other amounts that were not yet due as of the dates of the balance sheets but were attributable to service before such dates.
      (e) Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, there are no obligations under any Plan providing welfare benefits after termination of employment.
      (f) Except for individual employment and severance agreements, each Plan can be amended, modified or terminated without advance notice to or consent by any employee, former employee or beneficiary, except as required by Law.
      (g) No action, suit or claim (other than routine claims for benefits in the ordinary course) is pending or, to the knowledge of the Company, threatened against any Plan or against the Company.
      (h) The Company has never been required to contribute to, or incurred any liability under any

(i) multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA,

(ii) multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA,

(iii) welfare benefit fund within the meaning of Section 419(e) of the Code, or

(iv) voluntary employees’ beneficiary association, within the meaning of Section 501(c)(9) of the Code.
      (i) No employee of, consultant to, or other provider of services to the Company will be entitled to any benefit or additional benefit or to the acceleration of the payment or vesting of any benefit or right to payment under any Plan by reason of any of the following occurring in isolation or together with the occurrence of another or subsequent event or events: the execution or delivery of this Agreement, the Merger, or the performance of transactions contemplated by this Agreement.
      (j) The Company has no “leased employees” within the meaning of Section 414(n) of the Code. Each person who provides services to the Company has been properly classified as an employee or independent contractor, as the case may be, for all applicable purposes, including without limitation wage-reporting and withholding purposes and for purposes of determining eligibility to participate in or benefit under the Plans or any of them.
      3.17     Employee Relations.
      (a) True and complete information as to the name, current job title, base salary, bonuses and equity compensation grants for each of the last three years of all current officers of the Company has been provided to Parent.
      (b) The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not in arrears for any wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or liable for any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), except for matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability.
      (c) No work stoppage or labor strike against the Company is pending or, to the knowledge of the Company, threatened. The Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, employment, compliance, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints that, if adversely determined, would be reasonably expected to result in material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would be reasonably expected to result in material liability to the Company. The Company is not presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by the Company. No union organizing campaign or activity with respect to non-union employees of the Company is ongoing, pending or, to the knowledge of the Company, threatened.
      3.18     Environmental Matters.
      (a) The Company has not received written notice that it is in violation of, and to the knowledge of the Company, the Company has not violated and is not in violation of, any Environmental Law (as defined in Section 3.18(d)(i)), and except in compliance in all material respects with Environmental Laws, the Company (nor any predecessor in interest in connection with the business of the Company) has not generated, used, handled, transported or stored any Hazardous Materials (as defined in Section 3.18(d)(ii)) or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility, except for violations, generation, use, handling, transport or storage which would not reasonably be expected to create a material liability to the Company. To the knowledge of the Company, there has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Law at any site owned or operated by, or premises leased by, the Company (or any predecessor in interest in connection with the business of the Company) during the period of the Company’s (or predecessor in interest’s) ownership, operation or lease or prior thereto, nor has there been or is there threatened any Release (as defined in Section 3.18(d)(iii)) of any Hazardous Materials into, on, at, under or from any such site or premises during such period or prior thereto, in violation of any Environmental Law or which created or would reasonably be expected to create an obligation to report or respond in any way to such Release or would create any material liability for the Company. To the knowledge of the Company, there is no underground storage tank or other container at any site owned or operated by, or premises leased by the Company or on any site formerly owned or operated by, or premises formerly leased by, the Company.
      (b) The Company has not received written notification that, and the Company has no knowledge that, any site currently or formerly owned or operated by, or premises currently or formerly leased by, the Company (or predecessor in interest in connection with the business of the Company) is the subject of any federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Hazardous Material. No such site or premises is listed, or to the knowledge of the Company, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or on any comparable state or local governmental lists. The Company has not received written notification of, and the Company has no knowledge of, any potential responsibility or liability of the Company pursuant to the provisions of (i) CERCLA, (ii) any similar federal, state, local, foreign or other Environmental Law, or (iii) any order issued pursuant to the provisions of any such Environmental Law.
      (c) There is no environmental or health and safety liability or obligation that would reasonably be expected to have a Company Material Adverse Effect. The Company previously has made available to Parent true and complete copies of any and all environmental audits or risk assessments, site assessments, material documentation regarding shipment of Hazardous Materials, permits required under Environmental Laws, material planning and reporting documents required under Environmental Laws, and all other material correspondence, documents or written communications in the Company’s possession relating in any material respects to compliance with Environmental Laws, management of Hazardous Materials, or the environmental condition of properties presently or formerly owned, operated, or leased in connection with the business of the Company (or any predecessor in interest in connection with the business of the Company).
      (d) For purposes of this Agreement:

(i) “Environmental Laws” means any federal, state, local or foreign Laws (including common law), regulations, codes, rules, orders, ordinances, permits, requirements and final governmental determinations, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of human health, safety or the environment, including without limitation, the following statutes and all regulations promulgated thereunder: the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq.; the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. § 301 et seq. (insofar as it regulates employee exposure to Hazardous Materials); any state or local statute of similar effect; and any Laws relating to protection of safety, health or the environment which regulate the use of biological agents or substances including medical or infectious wastes;

(ii) “Hazardous Materials” means (A) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “chemical substances,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” “pesticides,” or “oil” or related materials as defined in any applicable Environmental Law, or (B) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, radon and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law; and

(iii) “Release” has the meaning specified in CERCLA.

      3.19     No Breach. Except for (a) filings with the SEC under the Exchange Act, (b) filings with the Department of Financial Institutions of the State of Wisconsin contemplated herein, (c) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the “HSR Act”) and any similar filings in foreign jurisdictions and (d) matters listed in Section 3.19 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or By-Laws of the Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which the Company is a party or to which it or any of its assets or properties is bound or subject, (iii) violate any Law applicable to the Company or by which any of the Company’s assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, (vi) result in the creation of any lien or other encumbrance on the assets or properties of the Company, or (vii) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Entity, excluding from the foregoing clauses (ii), (iii), (iv), (v), (vi) and (vii) violations, conflicts breaches, modifications and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company is not and will not be required to give any notice to or obtain any consent or waiver from, or give any notice to, any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than any agreement referenced in, or listed as an exhibit to, any Company SEC Report filed in the last twelve months.
      3.20     Board Approvals; Anti-Takeover; Vote Required.
      (a) The Company Board of Directors, at a meeting duly called and held at which all directors were present, has (i) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize this Agreement and the consummation of the transactions contemplated hereby, (ii) resolved that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to, and in the best interests of, the Company and the holders of Company Common Stock and (iii) subject to the other terms and conditions of this Agreement, resolved to submit this Agreement to the shareholders of the Company and to recommend that the shareholders of the Company approve this Agreement, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.
      (b) Assuming the accuracy of the representations and warranties contained in Section 4.9, the Company has taken all action necessary such that no restrictions contained in any “fair price,” “control share acquisition,” “business combination” or similar statute, or any applicable regulation thereunder, including those of the Wisconsin Department of Financial Institutions, will apply to the execution, delivery or performance of this Agreement or the transactions contemplated hereby.
      (c) The Company Board of Directors has taken such action as is necessary with respect to the Company Rights Agreement such that (x) the execution and delivery of this Agreement and the transactions contemplated hereby will not (i) result in Parent becoming an “Acquiring Person” under the Company Rights Agreement or (ii) result in the grant of any rights to any person under the Company Rights Agreement or enable, require or cause the preferred stock purchase rights under the Company Rights Agreement to become exercisable, detach from the Company Common Stock, be exercised or deemed exercised, or be distributed or otherwise triggered and (y) the Company Rights will terminate immediately prior to the Effective Time.

      (d) The affirmative vote of the holders of 60% of the outstanding shares of Company Common Stock is the only vote of holders of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby.
      3.21     Financial Advisor.
      (a) The Company Board of Directors has received the oral opinion of CitiGroup Global Markets, Inc. (to be confirmed in a written opinion) to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the holders of the Company Common Stock (other than Parent, Sub and their respective affiliates) is fair to such holders from a financial point of view. The Company shall forward to Parent a copy of the written version of such opinion promptly after the date of this Agreement.
      (b) Other than CitiGroup Global Markets, Inc., no broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby. There are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company, or any action taken by the Company, other than fees payable to CitiGroup Global Markets, Inc. and to Boston Healthcare Consulting. The Company previously has provided Parent a copy of the engagement letters of CitiGroup Global Markets, Inc. and Boston Healthcare Consulting, and the fees set forth therein are the only fees payable to CitiGroup Global Markets, Inc and Boston Healthcare Consulting.
      3.22     Information in the Proxy Statement. The proxy statement to be provided to the Company’s shareholders in connection with the Company Shareholders Meeting (as defined in Section 6.2) (such proxy statement and any amendment thereof or supplement thereto, the “Proxy Statement”) on the date mailed to the Company’s shareholders and at the time of any meeting of the Company shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub expressly for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
Section 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
      Parent and Sub hereby make the following representations and warranties to the Company:
      4.1     Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.
      4.2     Authority to Execute and Perform Agreement. Parent and Sub have the corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the boards of directors of Parent and Sub. No approval by Parent’s shareholders is required to consummate the transactions contemplated hereby. Parent, as the sole shareholder of Sub, has approved this Agreement and the transactions contemplated hereby. No other approval on the part of Parent or Sub is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and, assuming this Agreement constitutes the valid and legal binding obligation of the Company, constitutes a valid and binding obligation of Parent and Sub, enforceable against them in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. Except for (a) filings with the SEC under the Exchange Act, (b) filings with the Department of Financial Institutions of the State of Wisconsin contemplated herein, (c) the filing of a Notification and Report Form under the HSR Act and any similar filings in foreign jurisdictions, the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not (i) violate any provision of the charter or by-laws of Parent or Sub, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which Parent or Sub is a party or to which either of them or any of their respective assets or properties is bound or subject, (iii) violate any Law applicable to Parent or Sub or by which any of their respective assets or properties is bound, (iv) violate any governmental permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, excluding from the foregoing clauses (ii), (iii), (iv) and (v) violations, conflicts breaches, modifications and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated hereby.
      4.3 Information in the Proxy Statement. The information supplied by Parent or Sub expressly for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
      4.4 Sub. Sub is validly existing and in good standing as a Wisconsin corporation. Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement.
      4.5 Financing. Parent has funds or commitments to provide funds in an amount sufficient to pay for the Merger Consideration and in respect of Company Options and Company Restricted Stock Units in full, subject to the terms and conditions of this Agreement. Parent will have, and shall provide Sub with, the funds necessary to consummate the Merger and the transactions contemplated hereby, subject to the terms and conditions of this Agreement.
      4.6 Ownership of Company Common Stock. On the date hereof, Parent and Sub own no shares of Company Common Stock, and (other than as provided herein) own no additional rights to purchase Company Common Stock through any option from any other person.
      4.7 Litigation. There is no judgment, decree or order against Parent or Sub, or any of Parent’s subsidiaries or, to the knowledge of Parent or Sub, any of their officers or directors (in their capacities as such) that would reasonably be expected to prevent, enjoin or materially alter or delay any of the transactions contemplated hereby.
      4.8 Financial Advisor. Other than UBS Securities LLC, no broker, finder, agent or similar intermediary is or will be entitled to any fee or any other commission from Parent or Sub in connection with the transactions contemplated hereby.
      4.9 No Significant Shareholder. None of Parent, Sub nor any of their affiliates is a “significant shareholder” of the Company as defined in Section 180.1130(11) of the WBCL.
Section 5
COVENANTS AND AGREEMENTS
      5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except to the extent that Parent shall otherwise consent in writing and except as otherwise expressly provided in this Agreement or in Section 5.1 of the Company Disclosure Schedule, carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and regulations, pay its debts and Taxes when due, subject to good faith disputes over such debts, and pay or perform other material obligations when due. Without limiting the generality of the foregoing, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except to the extent that Parent shall otherwise consent in writing and except as otherwise specifically provided in this Agreement or in Section 5.1 of the Company Disclosure Schedule observe the following covenants:

(a) Affirmative Covenants Pending Closing. The Company shall:

(i) Preservation of Personnel. Use its reasonable commercial efforts to preserve intact and keep available the services of present employees of the Company;

(ii) Insurance. Use reasonable commercial efforts to keep in effect general liability, casualty, product liability, worker’s compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

(iii) Preservation of the Business; Maintenance of Properties, Contracts. Use reasonable commercial efforts to preserve the business of the Company, to develop, commercialize and pursue regulatory approvals for the Company’s product candidates and products and to advertise, promote and market the Company’s products, and use reasonable commercial efforts to keep the Company’s properties substantially intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of the Company’s business on a basis consistent with past practice, and to perform and comply in all material respects with the terms of the contracts referred to in Section 3.11;

(iv) Intellectual Property Rights. Use its reasonable best efforts to preserve and protect the Proprietary Rights;

(v) Company Options; Company Restricted Stock Units. Take all reasonable actions necessary with respect to Company Options and Company Restricted Stock Units to effectuate the terms of this Agreement, provided, however, that Parent shall have the right to approve any agreements to modify material terms of the underlying instruments; and

(vi) FDA Matters. Notify and consult with Parent promptly (A) after receipt of any material communication between the Company and the FDA (or any similar foreign Governmental Entity) or inspections of any manufacturing facility or clinical trial site and before giving any material submission to the FDA (or any similar foreign Governmental Entity), and (B) prior to making any material change to a study protocol, adding any new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs.

(b) Negative Covenants Pending Closing. The Company shall not:

(i) Disposition of Assets. Sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its assets, including its Proprietary Rights, in amounts not exceeding, in the aggregate, $100,000 other than sales or transfers in the ordinary course of business and other than sales of Hectorol;

(ii) Liabilities. Incur any indebtedness for borrowed money in excess of $100,000 in the aggregate or incur any obligation or liability or enter into any contract or commitment involving potential payments to or by the Company, other than in the ordinary course of business consistent with past practice;

(iii) Compensation. Change the compensation payable to any officer, director, employee, agent or consultant or enter into or amend any employment, change in control, bonus, severance, retention or other agreement or arrangement with any officer, director, employee, agent or consultant of the Company, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except (A), in each case, as required by Law or in accordance with existing agreements disclosed in the Company Disclosure Schedule or as otherwise disclosed in the Company Disclosure Schedule and, (B) in the case of compensation for employees, agents or consultants who are not executive officers or directors, in the ordinary course of business consistent with past practice; or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

(iv) Capital Stock. Make any change in the number of shares of its capital stock authorized, issued or outstanding (other than through the exercise of Company Options and Company Restricted Stock Units outstanding on the date hereof) or grant or accelerate the exercisability of (other than acceleration required by the terms of Company Options and Company Restricted Stock Units outstanding on the date hereof) any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, declare or pay any dividend or other distribution with respect to any shares of its capital stock, sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock or any rights or options to purchase any of its capital stock;

(v) Articles of Incorporation, By Laws, Directors and Officers. Cause, permit or propose any amendments to the Articles of Incorporation or By-laws of the Company or elect or appoint any new directors or officers;

(vi) Acquisitions. Make, or permit to be made, any material acquisition, lease, investment, or capital contribution outside the ordinary course of business consistent with past practice;

(vii) Capital Expenditures. Authorize any single capital expenditure in excess of $200,000 or capital expenditures which in the aggregate exceed $500,000;

(viii) Accounting Policies. Except as may be required as a result of a change in Law or in generally accepted accounting principles, change any of the accounting practices or principles used by it or restate, or become obligated to restate, the financial statements included in the Company 10-K or Company 10-Qs;

(ix) Taxes. Make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change annual Tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(x) Legal. Commence, settle or compromise any pending or threatened suit, action or claim which (A) is material to the Company or which relates to the transactions contemplated hereby, (B) would involve restrictions on the business activities of the Company, or (C) would involve the issuance of Company securities;

(xi) Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger); amend, alter, or terminate the Company Rights Agreement, except as contemplated by Section 3.20(c); or take any action to render inapplicable, or to exempt any person from the provisions of the WBCL or any other Law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock, except as contemplated herein;

(xii) Payment of Indebtedness. Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet included in the Company 10-Q for the quarter ended December 31, 2004 or incurred in the ordinary course of business since that date;

(xiii) Loans and Advances. Make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of the Company or customary advances to employees for travel and business expenses in the ordinary course of business);

(xiv) WARN Act. Effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or effectuate any similar action under any foreign Law;

(xv) New Agreements/ Amendments. Enter into or modify any material license, development, research, or collaboration agreement, lease or other contract with any other person;

(xvi) Confidentiality and Non-Competition Agreements. Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement or non-competition agreement to which the Company is a party; or

(xvii) Obligations. Obligate itself to do any of the foregoing.

(c) Notice of Changes. The Company shall promptly notify Parent orally and in writing of any change or event that has had or could reasonably be expected to have a Company Material Adverse Effect.
      5.2 No Solicitation.
      (a) Each of the Company and its Representatives (as defined below) has ceased and caused to be terminated all existing discussions, negotiations and communications with any persons or entities with respect to any offer or proposal or potential offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the transactions contemplated hereby, involving: (A) any acquisition or purchase from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning twenty percent (20%) or more of the total outstanding voting securities of the Company, (B) any consolidation, business combination, merger or similar transaction involving the Company; (C) any sale, lease, exchange, transfer, license, acquisition or disposition of assets of the Company for consideration equal to twenty percent (20%) or more of the aggregate fair market value of all of the outstanding shares of Company Common Stock on the date prior to the date hereof; or (D) any recapitalization, restructuring, liquidation or dissolution of the Company (each of clauses (A)-(D), an “Acquisition Proposal”). Except as provided in Section 5.2(b) or (c), from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to directly or indirectly (i) initiate, solicit or knowingly encourage, or take any action to knowingly facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal or grant any waiver or release under any standstill or other agreement. Notwithstanding the foregoing, nothing contained in this Section 5.2 or in Section 6.4 or any other provision hereof shall prohibit the Company or the Company Board of Directors from (x) taking and disclosing to the Company’s shareholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (y) making such disclosure to the Company’s shareholders as in the good faith judgment of the Company Board of Directors, after receipt of advice from outside legal counsel, is required under applicable Law and that the failure to make such disclosure would cause the Company Board of Directors to violate its fiduciary duties to the Company’s shareholders under applicable Law.
      (b) Notwithstanding the foregoing, prior to the date on which the Company shareholders vote to approve the Merger, the Company may furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement, dated as of December 28, 2004, between the Parent and the Company (as amended, the “Confidentiality Agreement”) and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if the Company Board of Directors determines in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal, but only if such Acquisition Proposal did not result from a breach of Section 5.2(a). For purposes of this Agreement, a “Superior Proposal” means any bona fide written proposal made by a third party (i) involving the purchase or acquisition, directly or indirectly of, all the shares of Company Common Stock or all or substantially all of the assets of the Company and (ii) which is otherwise on terms which the Company Board of Directors determines in good faith, by resolution duly adopted (A) would result in a transaction that, if consummated, is more favorable to holders of Company Common Stock, from a financial point of view, than the transactions contemplated by this Agreement (after consultation with a financial advisor of nationally recognized reputation), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement) and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if any financing required to consummate the proposal is not then committed. The Company shall promptly (and in any case within 24 hours) notify Parent (i) of any Superior Proposal, which notice shall include a copy of such Superior Proposal, (ii) upon receipt of any inquiries, proposals or offers received by, any request for information from, or any discussions or negotiations sought to be initiated or continued with, the Company or its Representatives concerning an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials and (iii) provide Parent with copies of all written materials provided by the Company to such party. The Company will keep Parent informed on a reasonably prompt basis (and, in any case, within 24 hours of any significant development) of the status and details (including amendments and proposed amendments) of any such Superior Proposal or other inquiry, offer, proposal or request. The Company shall promptly, following a determination by the Company Board of Directors that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.
      (c) Except as set forth herein, neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the date on which the Company’s shareholders vote to approve the Merger, the Company Board of Directors may (subject to the terms of this and the following two sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, or recommend a Superior Proposal, in either case at any time after (x) it has concluded in good faith, after receipt of advice from outside legal counsel, that the failure to take such action would result in a breach of its fiduciary duties to the Company’s shareholders or (y) if the Company has received a Superior Proposal, the fifth (5th) business day following the Company’s delivery to Parent of written notice advising Parent that the Company Board of Directors has received a Superior Proposal (which notice shall include a copy of such Superior Proposal and identify the Person making such Superior Proposal) and advising Parent that the Company intends to withdraw or modify its recommendation of this Agreement or the Merger or recommend a Superior Proposal (specifying which course of action the Company intends to take) (a “Subsequent Determination”). After providing such notice, the Company shall provide to Parent three (3) business days from the date of such notice to make such adjustments in the terms and conditions of this Agreement as would enable the Board of Directors of Company to avoid a Subsequent Determination; provided, however, that any such adjustments shall be at the discretion of the parties at such time. Any such withdrawal, modification or change of the recommendation of the Company Board of Directors, or recommendation or proposed recommendation of any Superior Proposal shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be inapplicable to the transactions contemplated by this Agreement, including the Merger.

      5.3 Employee Matters.
      (a) Except with the prior written consent of the Parent, during the period from the date of this Agreement to the Effective Time, the Company shall not (i) make any discretionary contribution to the Company’s 401(k) plan, other than employer matching contributions at the rate in effect immediately prior to the date of this Agreement, or (ii) make any required contribution to the Company’s 401(k) plan in Company Common Stock. If requested by the Parent in writing at least 30 days prior to the Effective Time (provided that the Parent shall have at least 30 days after the date hereof to make such request), the Company shall terminate the Company’s 401(k) plan immediately prior to the Effective Time.
      (b) Following the Merger, Parent shall provide that the employees of the Surviving Corporation are covered under Parent’s then-current benefit plans, programs, policies and arrangements applicable to similarly-situated employees of Parent. Years of service with the Company prior to the Effective Time shall be treated as service with the Surviving Corporation or Parent for eligibility and vesting purposes and for purpose of applicable benefit accruals, including but not limited to vacation pay accruals, except to the extent such treatment will result in a duplication of benefits.
      (c) Following the Merger, Parent shall cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees who were employed by the Company immediately prior to the Effective Time (“Affected Employees”) under any welfare benefit plans in which such employees are eligible to participate after the Effective Time, other than limitations, exclusions or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under the applicable welfare plan maintained for such employees by the Company immediately prior to the Effective Time. With respect to any waiting period that is not waived, service with the Company will be credited in accordance with Section 5.3(b). Parent shall credit under any welfare benefit plan amounts previously paid by Affected Employees (or their dependents) during the plan year or calendar year (as applicable) that includes the Effective Time toward any applicable deductible, co-payment, out-of-pocket maximum or similar provision of such Parent welfare benefit plan.
      (d) As of the Effective Time, Parent shall honor or cause to be honored by the Surviving Corporation, in either case, in accordance with their terms, all employment, bonus, incentive, severance and other agreements and arrangements existing prior to the execution of this Agreement which are between the Company and its current or former directors, officers, employees or consultants, including those described in Section 3.16(e) of the Company Disclosure Schedule, except as otherwise expressly agreed in writing between Parent or the Surviving Corporation and such person.
Section 6
ADDITIONAL AGREEMENTS
      6.1 Proxy Statement. The Company shall, as soon as practicable following the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent and Sub shall use their reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the approval of this Agreement by the affirmative vote of the holders of 60% of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”) there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after filing with the SEC.

Subject to the terms and conditions of this Agreement, the Proxy Statement shall contain the recommendation of the Company Board of Directors in favor of the Merger.
      6.2 Meeting of Shareholders of the Company. The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval and take all lawful action to solicit approval of this Agreement.
      6.3 Access to Information. Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of the Company as is reasonably necessary or appropriate in connection with Parent’s investigation of the Company with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business and the Company shall cooperate fully therein. No investigation by Parent or the Company (whether conducted prior to or after the date of this Agreement) shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or Parent contained in this Agreement. In order that Parent may have full opportunity to make such investigation, the Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. The information and documents so provided shall be subject to the terms of the Confidentiality Agreement.
      6.4 Public Disclosure. The initial press release concerning the Merger shall be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Sub nor the Company will disseminate any press release or other announcement concerning the Merger or this Agreement or the other transactions contemplated by this Agreement (other than a press release or other announcement that primarily relates to a Superior Proposal) to any third party, except as may be required by Law or by any listing agreement with the NASDAQ National Market (“Nasdaq”), without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld. The parties have agreed to the text of the joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, without prior consent of the other parties, each party (a) may communicate information that is not confidential information of any other party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties. Each party agrees to promptly make available to the other parties copies of any written communications made without prior consultation with the other parties.
      6.5 Regulatory Filings; Reasonable Efforts.
      (a) As promptly as practicable after the date hereof, each of Parent, Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the other transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) filings required by the merger notification or control Laws of any applicable jurisdiction, as reasonably determined by Parent, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other applicable Laws or rules and regulations of any Governmental Entity relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.5(a) to comply in all material respects with all applicable Laws and rules and regulations of any Governmental Entity.
      (b) Each of Parent, Sub, and the Company shall promptly supply the others with any information which may be reasonably required in order to make any filings or applications pursuant to Section 6.5(a).

      (c) Each of Parent, Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Laws and rules and regulations of any Governmental Entity. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.5(a), Parent, Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
      (d) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including complying in all material respects with all applicable Laws and with all rules and regulations of any Governmental Entity and using its reasonable efforts to accomplish the following: (i) the causing of all the conditions set forth in Section 7 to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), (iii) the obtaining of all reasonably requested consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby, and to carry out fully the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, use all reasonable efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the other transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use all reasonable efforts to take, or cause to be taken, all such necessary actions. Parent shall cause Sub to fulfill all Sub’s obligations under, and pursuant to, this Agreement. Nothing in this Agreement shall require Parent, the Surviving Corporation or any other subsidiary of Parent to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or agree or proffer to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or permit or agree to the sale, holding separate, licensing or other disposition of any assets of Parent, the Surviving Corporation or any other subsidiary of Parent or the Company, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Entity or any other person or for any other reason. Until this Agreement is terminated in accordance with Section 8.1, Parent shall have the right to participate in the defense of any action, suit or proceeding instituted or threatened against the Company (or any of its directors or officers) before any court or governmental or regulatory body, to restrain, modify or prevent the consummation of the transactions contemplated hereby, or to seek damages or discovery in connection with such transactions.
      6.6     Notification of Certain Matters. Each party shall give prompt notice to the other parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any condition set forth in Section 7 that is unsatisfied in any material respect at any time (except to the extent it refers to a specific date), and (iii) any material failure of such party or any of its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties under this Agreement or the remedies available to the party receiving such notification.
      6.7     Indemnification.
      (a) Subject to the occurrence of the Effective Time, until the six year anniversary of the date on which the Effective Time occurs, Parent agrees that all rights to indemnification or exculpation now existing in favor of each present and former director or officer of the Company (the “Indemnified Parties”) as provided in its Articles of Incorporation or By-laws in effect as of the date hereof shall survive and remain in full force and effect with respect to actions or failures to act occurring prior to the Effective Time, other than actions or failures to act that relate to a willful breach of this Agreement.
      (b) Prior to the Effective Time, Parent will obtain a six year “tail” insurance policy that is reasonably acceptable to the Company and that provides coverage similar to the coverage provided under the Company’s directors and officers insurance policy in effect on the date of this Agreement for the individuals who are directors and officers of the Company on the date of this Agreement for events occurring prior to the Effective Time; provided, however, Parent shall not be required to spend more than $1,800,000 to acquire such policy.
      (c) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
      6.8     NASDAQ National Market. Prior to the Closing Date, the Company shall take such actions are necessary so that trading of Company Common Stock on the Nasdaq ceases at the close of regular trading on the trading day immediately preceding the day on which the Effective Time is expected to occur.
Section 7
CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO
CONSUMMATE THE MERGER
      7.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Merger and this Agreement shall have been approved by the requisite vote of the holders of the shares of Company Common Stock, to the extent required pursuant to the requirements of the Company’s Articles of Incorporation and the WBCL.

(b) Statutes; Court Orders. No statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing or prohibiting consummation of the Merger; provided, however, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such order or injunction, including without limitation, taking any such action as is required to comply with Section 6.5, and to appeal as promptly as possible any order or injunction that may be entered.

(c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and applicable foreign competition or merger control Laws shall have been terminated or shall have expired, and approvals under all foreign competition or merger control laws that are reasonably determined by Parent to be applicable to the Merger shall have been obtained.
      7.2     Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect the Merger shall be subject to the additional conditions, which may be waived in whole or in part by Parent or Sub to the extent permitted by applicable Law, that:

(a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement, other than those set forth in Sections 3.1, 3.2, 3.3 and 3.20, (i) shall have been and be true and correct in all material respects as of the date of this Agreement (other than representations and warranties qualified by materiality or Company Material Adverse Effect, which shall be true and correct in all respects), and (ii) except representations and warranties which speak as of an earlier date, which shall have been true and correct as of such earlier date, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect), except where the failure of any such representations and warranties to be true and correct as of the Closing Date as if made on and as of the Closing Date would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties of the Company contained in Sections 3.1, 3.2 and 3.20 shall have been and be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date. The representations and warranties of the Company contained in Section 3.3 shall have been and be true and correct other than de minimis variations as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have delivered to Parent a certificate from its chief executive officer and chief financial officer, dated the Closing Date, to the foregoing effect.

(b) Corporate Certificates. The Company shall have delivered a copy of the Articles of Incorporation of the Company, as in effect immediately prior to the Closing Date, certified by the Wisconsin Department of Financial Institutions, and a certificate, as of the most recent practicable date, of the Wisconsin Department of Financial Institutions as to the good standing of the Company.

(c) Secretary’s Certificate. The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing this Agreement and all documents executed and delivered in connection herewith, (ii) a copy of the By-Laws of the Company, as in effect from the date this Agreement was approved by the Company Board of Directors until the Closing Date, (iii) a copy of the resolutions of the Company Board of Directors authorizing and approving the applicable matters contemplated hereunder and (iv) a copy of the resolutions of the shareholders of the Company adopting this Agreement.

(d) FIRPTA Certificate. The Company shall have provided to the Parent and Sub a certificate meeting the requirements of Treasury Regulation Section 1.445-2(c)(3) and shall have provided proper notice to the United States Internal Revenue Service of the issuance of such certificate pursuant to Treasury Regulation Section 1.897-2(b)(2).

(e) Pending Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity against Parent, the Company, Sub, or any of their respective directors, officers or members challenging this Agreement or the transactions contemplated hereby, seeking to delay, restrain or prohibit the Merger, seeking to prohibit or impose material limitations on the ownership or operation of all or a portion of the operations or assets of the Company, to compel Parent or a subsidiary of Parent to dispose of or hold separate any material portion of their business or assets or the business or assets of the Company (or any equity interest in such entities), or to pay material damages. None of the Company nor any officer or director of the Company in his or her capacity as such shall have been criminally indicted by a Governmental Entity on felony charges.

      7.3     Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the additional conditions, which may be waived in whole or in part by the Company to the extent permitted by applicable Law, that:

(a) Representations, Warranties and Covenants. The representations and warranties of the Parent and Sub contained in this Agreement, other than those set forth in Sections 4.1 and 4.4, (i) shall have been and be true and correct in all material respects as of the date of this Agreement (other than representations and warranties qualified by materiality or material adverse effect, which shall be true and correct in all respects), and (ii) except representations and warranties which speak as of an earlier date, which shall have been true and correct as of such earlier date, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect), except where the failure of any such representations and warranties to be true and correct as of the Closing Date as if made on and as of the Closing Date would not reasonably be expected to have a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated hereby. The representations and warranties of the Parent and Sub contained in Sections 4.1 and 4.4 shall have been and be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date. Parent and Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Parent shall have delivered to the Company a certificate from an executive vice president, dated the Closing Date, to the foregoing effect.

(b) Merger Document. Sub shall have executed the Articles of Merger.

Section 8
TERMINATION, AMENDMENT AND WAIVER
      8.1     Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Effective Time, whether before or after shareholder approval thereof:

(a) By mutual written consent of Parent and the Company authorized by the Board of Directors of Parent (the “Parent Board”) and the Company Board of Directors; or

(b) By either Parent or the Company: (i) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, and such order, decree or ruling or other action shall have become final and nonappealable, or there shall exist any statute, rule or regulation, in each case restraining, enjoining or otherwise prohibiting (collectively, “Restraints”) the consummation of any of the transactions contemplated hereby; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall have used all reasonable efforts to prevent the entry of and to remove such Restraints; or (ii) if the Merger has not been consummated by April 30, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated by such date; or

(c) By Parent if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy has resulted or is reasonably likely to result in any condition set forth in Section 7 not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); or

(d) By the Company if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Parent or Sub set forth in this Agreement, which breach or inaccuracy has resulted or is reasonably likely to result in any condition set forth in Section 7 not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); or

(e) By Parent, if (i) the Company Board of Directors shall have (A) withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, or publicly announced its intention to do so, or failed to recommend this Agreement or the Merger, (B) approved or recommended to the Company’s shareholders any proposal other than by Parent or Sub in respect of any Acquisition Proposal, or entered into or publicly announced its intention to enter into any agreement or agreement in principle in respect of any Acquisition Proposal, (C) resolved or publicly proposed to any of the foregoing or (D) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or (ii) the Company shall have violated or breached in any material respect its obligations under Section 5.2; or

(f) By the Company, at any time prior to the Company Shareholder Approval, if (i) the Company Board of Directors has received a Superior Proposal, (ii) in light of such Superior Proposal, the Company Board of Directors has determined, in good faith by resolution duly adopted after consultation with outside counsel, that it is necessary for the Company Board of Directors to withdraw, amend or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, (iii) the Company has provided written notice of the determination described in clause (ii) above to the Parent, which notice has attached to it the most current version of the agreement or agreements containing all of the terms and conditions of such Superior Proposal, (iv) at least five business days following receipt by the Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by the Parent following receipt of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and the Company Board of Directors has again made the determination referred to in clause (ii) above (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require a new notice to the Parent under clause (iii) above and a new five-business-day period under this clause (iv), (v) the Company has not breached in any material respect Section 5.2 and (vi) the Company, at or prior to any termination pursuant to this Section 8.1(f) pays to Parent the Termination Fee; or

(g) By either Parent or the Company, if upon a vote at a duly held meeting to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained.

      8.2     Effect of Termination.
      (a) Any termination of this Agreement under Section 8.1 hereof will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto and, if then due, payment of the Termination Fee. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become null and void and be of no further force or effect, and there shall be no liability on the part of Parent, Sub or the Company (or any of their respective directors, officers, employees, shareholders, agents or representatives), except as set forth in the last sentence of Section 6.3, Section 8 and Section 9, each of which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from liability for fraud or the intentional and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
      (b) If Parent shall have terminated this Agreement pursuant to Section 8.1(e), the Company shall pay Parent upon demand a termination fee (the “Termination Fee”) of $19,000,000. If the Company terminates this Agreement pursuant to Section 8.1(f), it shall, currently with and as a condition to such termination, pay Parent the Termination Fee. If (i) this Agreement is terminated pursuant to Section 8.1(b)(ii), 8.1(c) or 8.1(g), (ii) prior to the time of termination and after the date of this Agreement an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company’s Board of Directors and (iii) within twelve (12) months after the date on which this Agreement shall have been terminated the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, the Company shall pay to Parent the Termination Fee upon the earlier of the execution of such definitive agreement or upon consummation of such Acquisition Proposal. All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company. If the Company fails to promptly make any payment required under this Section 8.2(b) and Parent commences a suit to collect such payment, the Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.2(b).
      8.3     Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the

Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ and accountants fees and expenses, incurred in relation to the printing and filing with the SEC and mailing of the Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto, and the filing of any documents required under the HSR Act or any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions; and provided, further, however, that (i) if Parent shall have terminated this Agreement pursuant to Section 8.1(e), the Company shall reimburse Parent and Sub upon demand for documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with this Agreement or the consummation of any of the transactions contemplated by this Agreement in an amount that will not exceed $900,000 (the “Expenses”); (ii) if the Company terminates this Agreement pursuant to Section 8.1(f), it shall pay Parent the Expenses upon demand; and (iii) if this Agreement is terminated pursuant to Section 8.1(b)(ii), 8.1(c) or 8.1(g), and prior to the time of termination and after the date of this Agreement an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company Board of Directors, the Company shall pay Parent the Expenses upon demand.
      8.4     Amendment. Subject to applicable Law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but after the approval of this Agreement by the shareholders of the Company, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      8.5     Waiver. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.
Section 9
MISCELLANEOUS
      9.1     No Survival. None of the representations and warranties contained herein shall survive the Effective Time.
      9.2     Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)	if to Parent or Sub, to:
Genzyme Corporation
500 Kendall Street
Cambridge MA, 02412
Attn: Thomas J. DesRosier
Telephone: (617) 252-7500
Facsimile: (617) 768-9736

with a copy to:
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Attn: Paul M. Kinsella
Telephone: (617) 951-7921
Facsimile: (617) 951-7050

(b)	if to the Company, to:
Bone Care International, Inc.
1600 Aspen Commons
Middleton, WI 53562
Attn: Chief Executive Officer
Telephone: (608) 662-7800
Facsimile: (608) 662-7870
with a copy to:
Sidley Austin Brown & Wood LLP
Bank One Plaza
10 S. Dearborn Street
Chicago, IL 60603
Attn: Steven Sutherland
Telephone: (312) 853-7147
Facsimile: (312) 853-7036
Any party may by notice given in accordance with this Section 9.2 to the other parties designate another address or person for receipt of notices hereunder.
      9.3     Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties with respect thereto, other than Section 5 of the Confidentiality Agreement, which shall survive execution of this Agreement and any termination of this Agreement other than the “standstill” provisions which shall expire concurrently with the execution and delivery of this Agreement.
      9.4     Governing Law. This Agreement and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, provided, however, that the Laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.
      9.5     Binding Effect; No Assignment; No Third-Party Beneficiaries.
      (a) This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned subsidiaries of Parent, or (iii) to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
      (b) Other than Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      9.6     Section Headings. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.
      9.7     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
      9.8     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.
      9.9     Submission to Jurisdiction; Waiver. Each of the Company, Parent and Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the courts of the State of Delaware and each of the Company, Parent and Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
      9.10     Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, any other party shall be entitled to an injunction (without posting a bond or other undertaking) restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.
      9.11     Rules of Construction; Certain Definitions.
      (a) All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
      (b) For purposes of this Agreement, the term “Governmental Entity” shall mean any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.
      (c) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      9.12     No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
      9.13     Waiver of Jury Trial. EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.
[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger under seal as of the date first stated above.

Bone Care International, Inc.

By:	/s/ Paul L. Berns

Name: Paul L. Berns

Title:	President and Chief Executive Officer

Genzyme Corporation

By:	/s/ Henri A. Termeer

Name: Henri A. Termeer

Title:	President, Chairman and Chief Executive Officer

By:	/s/ Michael S. Wyzga

Name: Michael S. Wyzga

Title:	Chief Financial Officer

Macbeth Corporation

By:	/s/ Michael S. Wyzga

Name: Michael S. Wyzga

Title:	President

Appendix B

May 4, 2005
The Board of Directors
Bone Care International, Inc.
Bone Care Center
1600 Aspen Commons
Middleton, WI 53562 USA
Members of the Board:
      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Bone Care International, Inc. (“Bone Care”), of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of May 4,2005 (the “Merger Agreement”), among Bone Care, Genzyme Corporation (“Genzyme”), and Macbeth Corporation, a wholly-owned subsidiary of Genzyme (“Genzyme Sub”). As more fully described in the Merger Agreement, (i) Genzyme Sub will be merged with and into Bone Care (the “Merger”) and (ii) each outstanding share of the common stock, no par value per share, of Bone Care (“Bone Care Common Stock”) will be converted into the right to receive $33.00 in cash (the “Merger Consideration”).
      In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Bone Care and certain senior officers and other representatives and advisors of Genzyme concerning the business, operations and prospects of Bone Care. We examined certain publicly available business and financial information relating to Bone Care as well as certain financial forecasts and other information and data relating to Bone Care which were provided to or discussed with us by the management of Bone Care. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Bone Care Common Stock; the historical and projected earnings and other operating data of Bone Care; and the capitalization and financial condition of Bone Care. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Bone Care. In connection with our engagement we were not authorized and did not solicit third party interest in Bone Care. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.
Citigroup Global Markets Inc. 388 Greenwich Street New York, NY 10013

The Board of Directors
Bone Care International, Inc.
May 4, 2005

     In rendering our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Bone Care that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Bone Care provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Bone Care that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Bone Care as to the future financial performance of Bone Care. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Bone Care or the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Bone Care nor have we made any physical inspection of the properties or assets of Bone Care. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Bone Care, nor were we requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Bone Care or the effect of any other transaction in which Bone Care might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.
      Citigroup Global Markets Inc. has acted as financial advisor to Bone Care in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided services to Bone Care unrelated to the proposed Merger, for which services we and such affiliates have received compensation, including acting as joint book-runner for an equity offering in May of 2004. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Bone Care and Genzyme for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Bone Care, Genzyme and their respective affiliates.
      Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Bone Care in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

The Board of Directors
Bone Care International, Inc.
May 4, 2005

      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Bone Care Common Stock.
Very truly yours,
CITIGROUP GLOBAL MARKETS INC.

Preliminary, Subject to Completion

BONE CARE INTERNATIONAL, INC.

SPECIAL MEETING OF SHAREHOLDERS

[•]

Thursday, June 30, 2005
[•] a.m.

Bone Care International, Inc.	proxy
1600 Aspen Commons
Middleton, Wisconsin 53562

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned shareholder of Bone Care International, Inc. (the “Company”), hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and Proxy Statement of the Company, and hereby appoints Paul L. Berns and Brian J. Hayden, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Special Meeting of the Shareholders of the Company to be held at [•], on Thursday, June 30, 2005 at [•] A.M., local time, and any adjournments or postponements thereof, upon the matters set forth on the reverse side, with all the powers which the undersigned would possess if personally present.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby.

This proxy will be voted on the matters set forth on the reverse side of this form as directed by the shareholder. If no direction is made in the space provided, this proxy will be voted FOR proposal 1 and in the discretion of the proxies on such other business that may properly come before the meeting, or any adjournment or postponement thereof.

See reverse for voting instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Bone Care International, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

ò Please detach here ò

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.

Proposal 1. Approval of the Agreement and Plan of Merger, dated as of May 4, 2005, among Genzyme Corporation, Macbeth Corporation and Bone Care International, Inc.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1 AND THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT OF POSTPONEMENT THEREOF.

Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as the name appears at left. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.